EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 24, 2003

among

AFFINITY GROUP, INC.,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

CANADIAN IMPERIAL BANK OF COMMERCE,

as Syndication Agent,

FLEET NATIONAL BANK,

as Administrative Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Documentation Agent,

and

CIBC WORLD MARKETS CORP. and FLEET SECURITIES, INC.,
as Co-Lead Arrangers and Joint Bookrunners

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 24, 2003 among AFFINITY GROUP, INC., THE GUARANTORS PARTY HERETO, THE LENDERS PARTY HERETO, CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as Syndication Agent, FLEET NATIONAL BANK, as Administrative Agent, and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent.  This Agreement and the Note Purchase Agreement (as hereinafter defined) collectively amend and restate in its entirety the Amended and Restated Credit Agreement dated as of November 13, 1998 among Affinity Group, Inc., the Guarantors party thereto, the Lenders party thereto, The Provident Bank, as Syndication Agent, Bank One, Kentucky, NA, as Documentation Agent, and Fleet National Bank, as Administrative Agent, as heretofore amended, supplemented or otherwise modified and in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby (the “Existing Credit Agreement”).  Obligations of the Credit Parties with respect to the Loans and Letters of Credit (as such terms are hereinafter defined) constitute “Permitted Indebtedness” under the Holding Company Notes Indenture (as hereinafter defined), and the obligations of the Credit Parties with respect to the Term B2 Loans constitute “Refinancing Indebtedness” under such Indenture.  The Loans and Letters of Credit hereunder and the Term B2 Loans are senior secured pari passu obligations.

The parties hereto agree that the Existing Credit Agreement shall be amended and restated as of the date hereof (but subject to Section 5.1) in its entirety as provided in the Note Purchase Agreement and as follows:

ARTICLE I

Definitions

1.1           Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) any Credit Party acquires the business of, or all or substantially all of the assets of, any firm or corporation which is not a Credit Party, or any division of such firm or corporation, located in a specific geographic area or areas, whether through purchase of assets, purchase of stock, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of a Credit Party becomes a Subsidiary of a Credit Party.

“Additional Mortgage” has the meaning assigned to such term in Section 6.13(b)(i).

“Additional Mortgage Policies” has the meaning assigned to such term in Section 6.13(b)(vi).

“Additional Mortgaged Property” has the meaning assigned to such term in Section 6.13(b).

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate or the

Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Fleet in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 9.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Credit Party and (b) none of the Credit Parties shall be Affiliates.

“Affiliate Subordination Agreement” means the Amended and Restated Affiliate Subordination Agreement dated as of the Effective Date, among the Holding Company, the Borrower, the Parent, Stephen Adams and the Administrative Agent substantially in the form of Exhibit F annexed hereto, as such agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Agent” means each of the Administrative Agent, the Syndication Agent , and the Documentation Agent.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.4 or 2.8, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Lender in respect of any indemnity claim under Section 10.3(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitment or Loans of all Classes hereunder.

“Applicable Margin” means (a) for Term B1 Loans, (i) 3.00% in the case of Base Rate Loans and (ii) 4.00% in the case of Eurodollar Loans, and (b) for Revolving Credit Loans and Swing Loans, (i) during the Initial Payment Period (as defined below), (x) 2.50% in the case of Base Rate Loans and (y) 3.50% in the case of Eurodollar Loans, and (ii) for any Payment Period (as defined below) other than the Initial Payment Period, the respective rates indicated below for Loans of such Type opposite the applicable Consolidated Total Leverage Ratio indicated below for such Payment Period (or as provided in the final paragraph of this definition, for part of a Payment Period):

Applicable Margin (% per annum)

Revolving Credit Loans

Swing Loans

Consolidated Total Leverage Ratio	Base Rate Loans	Eurodollar Loans
greater than or equal to 4.00 to 1	2.50%	3.50%

less than 4.00 to 1 and greater than or equal to 3.50 to 1	2.25%	3.25%

Less than 3.50 to 1 and greater than or equal to 3.00 to 1	2.00%	3.00%

Less than 3.00 to 1 and greater than or equal to 2.50 to 1	1.75%	2.75%

Less than 2.50 to 1	1.50%	2.50%

For purposes hereof, a “Payment Period” means (i) initially, the period commencing on the date of this Agreement to but not including February 29, 2004 (the “Initial Payment Period”) and (ii) thereafter, the period commencing on each March 1, June 1, September 1 and December 1 during each fiscal year to but not including the date of the commencement of the immediately succeeding Payment Period.  Subject to and in accordance with the final paragraph of this definition, the Applicable Margin shall be effective for each Payment Period (or in the circumstances described in the final paragraph of this definition, such portion of a Payment Period) whether or not such Payment Period coincides with an Interest Period for Eurodollar Borrowing.

The Consolidated Total Leverage Ratio for any Payment Period, except the Initial Payment Period, shall be determined on the basis of the Compliance Certificate for the first three fiscal quarters and the Pricing Certificate for the end of the fiscal year, in each case as required to be delivered to the Administrative Agent pursuant to Section 6.1(d) or Section 6.1(e), as applicable, setting forth, among other things, a calculation of the Consolidated Total Leverage Ratio as at the last day of the fiscal quarter most recently ended prior to the commencement of such Payment Period (i.e. the Consolidated Total Leverage Ratio set forth in the Pricing Certificate required to be delivered pursuant to Section 6.1(e) for the fiscal year ended December 31, 2003 shall be used to determine the Applicable Margin with respect to the Payment Period that follows the Initial Payment Period, the Consolidated Total Leverage Ratio set forth in the Compliance Certificate required to be delivered pursuant to Section 6.1(d) together with the financial statements for the fiscal quarter ended March 31, 2004 shall be used to determine the Applicable Margin with respect to the second Payment Period that follows the Initial Payment Period, and so forth).

Anything in this Agreement to the contrary notwithstanding, the Applicable Margin shall be the highest rates provided for above (i) during any period when an Event of Default shall have occurred and be continuing, or (ii) if the Compliance Certificate shall not be delivered when required by Section 6.1(d) (but only, in the case of this clause (ii), with respect to the portion of such Payment Period prior to the delivery of such certificate).

“Approved Fund” means, with respect to any Lender, any fund that invests (in whole or in part) in commercial loans and is managed, advised or serviced by such Lender or the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit I annexed hereto or any other form approved by the Administrative Agent.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

“Basic Documents” means the Loan Documents, the Note Purchase Documents, the Holding Company Notes Indenture and any related agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Affinity Group, Inc., a Delaware corporation.

“Borrowing” means Loans of a particular Class of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Camping World” means, collectively, CWI, Inc., a Kentucky corporation and a Wholly-Owned Subsidiary of the Borrower, and Camping World, Inc, a Kentucky corporation and a Wholly-Owned Subsidiary of CWI, Inc.

“Capital Expenditures” means, for any period, (A) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP of the aggregate amount of expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event minus (B) any Net Cash Payments from a Disposition permitted hereunder (other than a Sale-Leaseback Transaction) reinvested pursuant to Section 2.10(b)(iii) not in excess of the aggregate amount of Capital Expenditures previously made in respect of assets subject to such Disposition.  Notwithstanding the foregoing, the purchase price of any Acquisition shall not be deemed a “Capital Expenditure” for purposes hereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (1) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s, or (c) other cash equivalent investments agreed to from time to time between the Borrower and the Administrative Agent.

“Cash Interest Expense” means, for any period, the sum, for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (a) all interest in respect of Indebtedness actually paid during such period plus (b) the amount of Restricted Junior Payments made to the Holding Company pursuant to Section 7.6(a)(i) and Section 7.6(a)(iii) (excluding the portion of such Restricted Junior Payment in respect of the Holding Company Notes Refunding on account of principal or premium) during such period plus (c) the net amounts paid in cash under Hedging Agreements during such period including, fees, but excluding legal fees and other similar transaction costs and payments made in cash by reason of the early termination of Hedging Agreements in effect on the Effective Date plus (d) all fees, including letter of credit fees and expenses, paid hereunder or under the Note Purchase Agreement after the Effective Date but excluding all fees, commissions and expenses (including reimbursement of legal fees and similar transaction costs) paid on the Effective Date in respect of this Agreement or the Note Purchase Agreement.  Notwithstanding anything contained in the foregoing which may be to the contrary, deferred financing costs or intangible assets which are written off as a consequence of the repayment and discharge of Indebtedness under the Existing Credit Agreement shall not be included in Cash Interest Expense.

Notwithstanding the foregoing, if during any period for which Cash Interest Expense is being determined, any Credit Party shall have consummated any Acquisition, then, for all purposes of this Agreement with the exception of the calculation of Excess Cash Flow, any Indebtedness incurred in connection with such Acquisition shall be deemed to have incurred on a pro-forma basis, as if such Acquisition had been consummated on the first day of such period and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder and the Term B2 Loans on the date of such Acquisition.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority (whether or not having the force of law) after the Effective Date or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Class” when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that a Lender holding such Commitment is obligated to make, are Revolving Credit Loans or Term B1 Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Lead Arrangers” means, collectively, CIBC World Markets Corp., and Fleet Securities, Inc.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock and other equity interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all obligations of the Credit Parties hereunder and under the Note Purchase Agreement.

“Collateral Documents” means the Holding Company Collateral Documents, the Pledge Agreement, the Security Agreement, the Trademark Security Agreement, the Mortgages, and all other agreements, instruments or documents delivered by any Credit Party or Affiliate thereof pursuant to this Agreement, any of the other Loan Documents, the Note Purchase Agreement or any of the other Note Purchase Documents in order to grant to the Administrative Agent a Lien on any real, personal or mixed property of that Credit Party as security for any of its obligations hereunder and under the Note Purchase Agreement.

“Commitments” means the Revolving Credit Commitments, the Swing Loan Commitments (a subcommitment of the Revolving Credit Commitment) and the Term B1 Loan Commitments, as applicable.

“Compliance Certificate” means a certificate signed by a Financial Officer of the Borrower, in substantially the form of Exhibit G-1 annexed hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.9 (including a statement of the Consolidated Total Leverage Ratio for purposes of the definition of Applicable Margin), and, if such certificate is accompanying the annual financial statements required to be delivered pursuant to Section 6.1(a), setting forth a reasonably detailed calculation of the amount of Excess Cash Flow for the Borrower’s most recently completed fiscal year for the purpose of Section 2.10(b)(iv), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Conforming Leasehold Interest”  means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of the Administrative Agent (which writing has been delivered to the Administrative Agent), whether under terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the form of Landlord Consent and Estoppel approved by the Administrative Agent in its reasonable discretion, which interest, if a subleasehold interest or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

“Consolidated Fixed Charges Ratio” means, as at any date, the ratio of (a) the total of (i) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date plus (ii) Related Retail Sale-Leaseback Proceeds but only to the extent that such proceeds are received by a Credit Party and the Construction Capital Expenditures for the property which is the subject of the Sale-Leaseback Transaction were made during such period minus (iii) the aggregate amount of all Non-Financed Capital Expenditures made during such period plus (iv) any increase in Deferred Revenues during such period minus (iv) any decrease in Deferred Revenues during such period, to (b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (i) Cash Interest Expense for such period, plus (ii) all regularly scheduled payments of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations, but excluding any prepayments pursuant to Section 2.10) for such period plus (iii) the aggregate amount paid, or required to be paid (without duplication as between fiscal periods), in cash in respect of income, franchise and other like taxes (excluding real estate taxes) for such period (to the extent not deducted in determining EBITDA for such period) plus (iv) Permitted Tax Distributions to the extent paid in cash during such period plus (v) any payments in respect of deferred compensation or the Phantom Stock Agreements, in each case, to the extent paid in cash during such period.

“Consolidated Interest Coverage Ratio” means, as at any date, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date, to (b) Cash Interest Expense for such period.

“Consolidated Senior Leverage Ratio” means, as at any date, the ratio of (a) Senior Debt minus cash and Cash Equivalents held by the Credit Parties on such date to the extent to such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of $10,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Total Leverage Ratio” means, as at any date, the ratio of (a) the sum of (i) the Indebtedness of the Credit Parties excluding amounts described in clauses (d) and (g) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), including Subordinated Indebtedness but excluding any amounts held in escrow with the Administrative Agent or the Paying Agent for the Holding Company Notes Indenture for the purpose of consummating the Holding Company Notes Refunding, plus (ii) the Indebtedness of the Holding Company in respect of the Holding Company Notes or the Holding Company Notes Refinancing Indebtedness, in each case, on such date minus (iii) cash and Cash Equivalents held by the Credit Parties on such date to the extent to such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of $10,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Construction Capital Expenditures” means Capital Expenditures incurred by any Credit Party to acquire property and/or construct improvements thereon for use as retail outlets or distributions centers excluding the Capital Expenditures incurred by any Credit Party for leasehold improvements on any property if the costs for the construction of a structure on such property (including costs of the common building systems) were not funded with Capital Expenditures incurred by the Credit Parties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Borrower and its Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Revenues” means that portion of subscription and membership revenues, product and services revenues and publication revenues carried as a liability by any of the Credit Parties on the balance sheet of that Person, which will be recognized as revenue on that Person’s statement of operations in future periods, all as determined in accordance with GAAP.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disposition” means any sale, assignment, lease, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any other Person excluding (a) the granting of Liens to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Documents, and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral under and as defined in the Collateral Documents pursuant to an exercise of remedies by the Administrative Agent thereunder.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by any Credit Party in connection with such Disposition.

“Documentation Agent” means General Electric Capital Corporation, in its capacity as Documentation Agent for the Lenders hereunder.

“EBITDA” means, for any period, operating income for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated after deduction for real estate taxes but before deduction for (a) income, franchise and other like taxes accrued during such period, interest, depreciation, amortization and other write-offs of intangible assets such as goodwill and any other non-cash income or charges accrued for such period (including such charges in respect of Phantom Stock Accruals) and (except to the extent received or paid in cash by the Credit Parties) income or loss attributable to equity in Affiliates for such period) and (b) for the fiscal year ending December 31, 2002 in an aggregate amount not in excess of $2,300,000, restructuring costs, severance costs and the costs for the relocation of management, excluding from the calculation of such operating income any extraordinary and unusual gains or losses during such period and excluding from the calculation of such operating income the income or loss from any Casualty Events and Dispositions.  Notwithstanding the foregoing, any amounts accrued or paid with respect to any deferred financing costs or tangible assets which are written off as a result of the repayment and discharge of Indebtedness under the Existing Credit Agreement shall not be deducted in determining operating income.

Notwithstanding the foregoing, if during any period for which EBITDA is being determined, any Credit Party shall have consummated any Acquisition and (if such acquisition is a stock or other equity Acquisition) the company acquired in such Acquisition becomes a Subsidiary in accordance with the provisions of Section 6.10(a) then, for all purposes of this Agreement, with the exception of the calculation of Excess Cash Flow, EBITDA shall be determined on a pro forma basis as if such Acquisition had been made or consummated on the first day of such period.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with the Intercreditor Agreement).

“Effective Date Mortgage” has the meaning assigned to such term in Section 5.1(f)(i).

“Effective Date Mortgage Policies” has the meaning assigned to such term in Section 5.1(f)(vi).

“Effective Date Mortgaged Property” has the meaning assigned to such term in Section 5.1(f)(i).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excess Cash Flow” means, for each fiscal year, commencing with the fiscal year ending December 31, 2003 and for each fiscal year thereafter, (a) the sum of EBITDA plus Related Retail Sale-Leaseback Proceeds received in such fiscal year minus (b) the sum of the following (to the extent not deducted in computing EBITDA) (i) Cash Interest Expense for such fiscal year plus (ii) the aggregate amount of all Non-Financed Capital Expenditures made during such fiscal year, plus (iii) all regularly scheduled payments, mandatory prepayments and voluntary prepayments (other than voluntary prepayments in respect of the Revolving Credit Loans) of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations for such fiscal year plus (iv) the aggregate purchase price for Acquisitions consummated during such fiscal year to the extent paid in cash during such fiscal year and excluding the amount of such purchase price funded with purchase money financing other than with the proceeds of the Revolving Credit Loans or Term Loans plus (v) the aggregate amount paid, or required to be paid, in cash in respect of income, franchise, and other like taxes (excluding real estate taxes) for such fiscal year plus (vi) all Permitted Tax Distributions to the extent paid in cash during such fiscal year plus (vii) any payments in respect of deferred compensation or the Phantom Stock Agreements, in each case, to the extent paid in cash during such fiscal year minus (c) any net increase in Working Capital during such fiscal year plus (d) any net decrease in Working Capital during such fiscal year.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, net worth or franchise taxes or any like taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Facilities” means any and all real property (including, without limitation all buildings, fixtures or other improvements located thereon) now or hereafter or heretofore owned, leased, operated or used by any Credit Party or any of their respective predecessors.

“Facility Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Priority”  means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Liens permitted pursuant to Section 7.2 to the extent not perfected by filing of any UCC financing statements) to which such Collateral is subject.

“Fleet” means Fleet National Bank, a national bank.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and the National Association of Insurance Commissioners.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.1.

“Guarantors” means the Subsidiaries of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holding Company” means Affinity Group Holding, Inc., a Delaware corporation which holds all the outstanding capital stock of the Borrower.

“Holding Company Collateral Documents” means the Amended and Restated Nonrecourse Guaranty and Pledge Agreement executed and delivered by the Holding Company on the Effective Date substantially in the form of Exhibit A annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Holding Company Notes” means the Holding Company’s 11% Senior Notes due 2007 issued pursuant to the Holding Company Notes Indenture.

“Holding Company Notes Indenture” means the Indenture dated as of April 2, 1997 between the Holding Company and United States Trust Company of New York, as Trustee, as supplemented or amended from time to time but excluding any supplement or amendment which increases the interest rate or any premium applicable to the Holding Company Notes, increases the principal amount outstanding of the Holding Company Notes or creates sinking fund or other principal payment or offer to purchase requirements.

“Holding Company Notes Borrower Refinancing Indebtedness” means any Indebtedness (other than a Refunding Borrowing) incurred by any Credit Party (a) to refinance, refund, repurchase, fund a tender offer for, or redeem, all or any portion of the then-outstanding Holding Company Notes, including the principal of such Holding Company Notes and any amounts payable with respect thereto for reasonable fees, expenses and premium and the amount of any accrued interest thereon, or (b) for any other purpose, as long as such Indebtedness (i) is unsecured Subordinated Indebtedness, (ii) such Indebtedness has a final maturity date not earlier than six months after the Term B1 Loan Maturity Date, (iii) the terms of such Indebtedness do not provide for scheduled principal payments thereon prior to the maturity date thereof, (iv) after the incurrence thereof and after taking effect of any prepayments required to be made from the proceeds thereof under this Agreement or the Note Purchase Agreement, the Credit Parties will be in compliance, on a pro forma basis, with the provisions of Sections 7.9 (b) and (c), and (v) has terms reasonably satisfactory to the Administrative Agent and the Syndication Agent.

“Holding Company Notes Borrower Refinancing Payment” means the portion of the Net Cash Payments of any Holding Company Notes Borrower Refinancing Indebtedness in excess of the amount applied to refinance, refund, repurchase, fund a tender offer for, or redeem, all or any portion of the then-outstanding Holding Company Notes, including the outstanding principal amount of such Holding Company Notes, the amount of any accrued interest thereon and premium, if any.

“Holding Company Notes Refinancing Indebtedness” means any Indebtedness incurred by the Holding Company (a) to refinance, refund, repurchase, fund a tender offer for, or redeem, all or any portion of the then-outstanding Holding Company Notes, including the principal of such Holding Company Notes and any amounts payable with respect thereto for reasonable fees, expenses and premium and the amount of any accrued interest thereon, or (b) for any other purpose, as long as (i) such Indebtedness is unsecured and not guaranteed by the Credit Parties, (ii) such Indebtedness has a final maturity date not earlier than six months after the Term B1 Loan Maturity Date, (iii) the terms of such Indebtedness do not provide for scheduled principal payments thereon prior to the maturity date thereof, (iv) after the incurrence of such Indebtedness and after giving effect to any prepayments required to be made from the proceeds thereof under this Agreement and under the Note Purchase Agreement, the Credit Parties will be in compliance, on a pro forma basis, with the provisions of Sections 7.9 (b) and (c), (v) the per annum rate of interest, or imputed or accreted interest, with respect to such Indebtedness does not exceed thirteen percent and (vi) the covenants, events of default and mandatory prepayment requirements (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise), of such Indebtedness are not more restrictive on the Credit Parties than the covenants, events of default and mandatory prepayment requirements customarily found in notes of similar issuers issued under Rule 144A, or in a public offering and not more restrictive on the Credit Parties than the covenants, events of default and mandatory prepayment requirements set forth in the Holding Company Notes Indenture and do not, in any event, impose restrictions such as the imposition of any financial performance maintenance covenants (such as leverage or coverage ratios) and to the extent of any debt incurrence test, such debt incurrence test expressly permits the incurrence and refinancing of the Indebtedness under this Agreement and the Note Purchase Agreement up to an amount equal to the then current aggregate amount of the loan commitments and Indebtedness hereunder and thereunder.

“Holding Company Notes Refinancing Payment” means, with respect to any Holding Company Notes Refinancing Indebtedness, the sum of (a) with respect to any portion of the Excess Refinancing Amount (as defined below) up to $50,000,000, 50% of such portion plus (b) with respect to any portion of the Excess Refinancing Amount in excess of $50,000,000, 100% of such portion.  For purposes of this definition “Excess Refinancing Amount” means the difference of (i) the Net Cash Payments actually received by the Holding Company with respect to any Holding Company Notes Refinancing Indebtedness minus (ii) the amount applied to refinance, refund, repurchase, fund a tender offer for, or redeem, all or any portion of the then-outstanding Holding Company Notes, including the outstanding principal amount of such Holding Company Notes, the amount of any accrued interest, and premium, if any.

“Holding Company Notes Refunding” means the repurchase on the open market, tender offer for, or the redemption pursuant to Article III of the Holding Company Notes Indenture, by the Holding Company of up to $30,000,000 in aggregate principal amount of Holding Company Notes currently outstanding and any amounts payable with respect thereto for reasonable fees, expenses and premium and the amount of any accrued interest thereon.

“Indebtedness” means, for any Person: without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services (other than Phantom Stock Accruals), other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts are payable within 120 days of the date the respective goods are delivered or the respective services are rendered; (c) Capital Lease Obligations of such Person;

(d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) obligations under Hedging Agreements (and for purposes hereof, the amount of Indebtedness under a Hedging Agreement shall be deemed to be equal to the aggregate maximum contingent amount or potential liability under such Hedging Agreement).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Intercreditor Agreement” means the Senior Intercreditor and Agency Agreement dated as of the date hereof among the Administrative Agent, the Lenders and the Noteholders and the Credit Parties.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.6.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that would have been the last day of the Interest Period for such Eurodollar Loan had successive three month Interest Periods been applicable to such Eurodollar Loan.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding the foregoing,

(x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Maturity Date, such Interest Period shall end on the Revolving Credit Maturity Date,

(y) no Interest Period for any Term Loan may commence before and end after any Quarterly Date unless, after giving effect thereto, the aggregate principal amount of the Term B1 Loans having Interest Periods that end after such Quarterly Date shall be equal to or less than the aggregate principal amount of the Term B1 Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Quarterly Date, and

(z) notwithstanding the foregoing clauses (x) and (y), no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurodollar Loan for such period.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, or for the benefit of, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 180 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures and Acquisitions shall not be deemed “Investments” for purposes hereof.

“IP Collateral”  means, collectively, the Collateral under the Trademark Security Agreement.

“Issuing Lender” means Fleet, in its capacity as the issuer of Letters of Credit hereunder.

“KEYSOP Plan” means the AGI Holding Corp. Key Employee Security Plan for the benefit of key employees of the Credit Parties.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in such form as may be approved by the Administrative Agent in its sole discretion.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lenders” means the Persons listed on Schedule 2.1 (including the Issuing Lender and the Swing Loan Lender) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Dow Jones Markets Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes evidencing Loans hereunder, the Collateral Documents, the Affiliate Subordination Agreement, the Intercreditor Agreement, and any other instruments or documents delivered or to be delivered by any Credit Party or Affiliate thereof from time to time pursuant to this Agreement.

“Loans” means the Revolving Credit Loans, Swing Loans and Term B1 Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets (including intangible assets), operations or condition (financial or otherwise), of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement, the Note Purchase Agreement or the other Facility Documents or (c) the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Facility Documents.

“Material Indebtedness” means Indebtedness (other than the Revolving Credit Loans, Term Loans or Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means a Leasehold Property which (a) is a retail or super store or distribution center or (b) has been reasonably determined by the Administrative Agent to be of material value as Collateral or of material importance to the operations of the Credit Parties after weighing the value of such property as additional Collateral against the costs and expenses associated with satisfying the requirements of Section 6.13.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, collateral assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in such form as may be approved by the

Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local practices, (ii) or at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including Effective Date Mortgages and any Additional Mortgages, collectively.

“Mortgaged Property” means an Effective Date Mortgaged Property or an Additional Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Payments” means,

(i)            with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by any Credit Party in respect of such Casualty Event net of (A) reasonable expenses incurred by any Credit Party in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by any Credit Party in respect of such Casualty Event;

(ii)           with respect to any Disposition, the aggregate amount of all cash payments received by any Credit Party directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including, without limitation, Disposition Investments); provided that

(A)          Net Cash Payments shall be net of (I) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by any Credit Party in connection with such Disposition and (II) any Federal, state and local income or other taxes estimated to be payable by any Credit Party as a result of such Disposition, but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within twelve months of the date of such Disposition; and

(B)           Net Cash Payments shall be net of any repayments by any Credit Party of Indebtedness to the extent that (I) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (II) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(iii)          with respect to any offering of debt or equity securities, the aggregate amount of all cash proceeds received by any Credit Party (or the Holding Company with respect to any Holding Company Notes Refinancing Indebtedness) therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

“Non-Financed Capital Expenditures” means, for any period, all Capital Expenditures made during such period that have not been funded with the proceeds of purchase money financing (including, without limitations, capital leases) other than the proceeds of the Revolving Credit Loans or Term Loans.

“Noteholders” means the holders of the Term B2 Loans under the Note Purchase Agreement.

“Note Purchase Agreement” means that certain Senior Secured Floating Rate Note Purchase Agreement dated as of the date hereof, among the Borrower, the Guarantors, the Noteholders party thereto, Canadian Imperial Bank of Commerce, as Syndication Agent, Fleet, as Administrative Agent and General Electric Capital Corporation, as Documentation Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Note Purchase Documents” means the Note Purchase Agreement, the promissory notes issued thereunder, the Collateral Documents, and any other instruments or documents delivered by any Credit Party or Affiliate thereof from time to time pursuant to the Note Purchase Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Parent” means AGI Holding Corp., a Delaware corporation which holds all the outstanding capital stock of the Holding Company.

“Paying Agent” shall have the meaning set forth in the Holding Company Notes Indenture.

“Permitted Cash Flow Distribution” means that portion of Excess Cash Flow in any fiscal year permitted to be distributed to the Holding Company pursuant to Section 7.6(b).

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

“Permitted Tax Distributions” means, for so long as the Borrower is an “S corporation” or a substantially similar pass-through entity for federal income tax purposes, distributions to the Holding Company (or any successor entity or other entity that owns, directly or indirectly, all of the outstanding common stock of the Borrower) in respect of any fiscal year equal to the amount based on reasonable estimates, of federal, state and local income taxes that the Borrower would be required to pay with respect to such fiscal year calculated as if, for such fiscal year, the Borrower were treated as a “C corporation” domiciled in the State of California rather than as an

“S corporation”, and assuming further, solely for the purpose of the tax calculation herein, that any and all amounts paid or payable as interest on the Holding Company Notes are paid or payable by the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phantom Stock Accruals” means the amounts shown as liabilities in the Borrower’s general ledger account captions “Deferred Phantom Compensation” to the extent (i) such general ledger account is kept and adjusted in the ordinary course of business and in accordance with GAAP and the Borrower’s past practices, and (ii) such deferred compensation is payable under “phantom stock agreements” between a Credit Party and key employees of such Credit Party entered into in the ordinary course of business and in accordance with the Borrower’s practices prior to the effective date thereof, in substantially the form of the phantom stock agreements in existence on the Effective Date, or in such other form as shall be approved by the Administrative Agent.

“Phantom Stock Agreements” means the phantom stock agreements referred to in the definition of Phantom Stock Accruals and described in Schedule 4.14 annexed hereto.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Amended and Restated Pledge Agreement executed and delivered by all of the Credit Parties on the Effective Date and thereafter in accordance with Section 6.10, substantially in the form of Exhibit B annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Post-Default Rate” means, for Base Rate Loans, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus 2%, and, for Eurodollar Loans, a rate per annum equal to the Adjusted LIBO Rate plus the Applicable Margin plus 2%.

“Pricing Certificate” means a certificate signed by a Financial Officer of the Borrower, in substantially the form of Exhibit G-2 annexed hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.9(b) (Consolidated Total Leverage Ratio) as of the end of the most recently ended fiscal year (based on management-prepared consolidated and consolidating statements of income for the Credit Parties for such fiscal year and related consolidated and consolidating balance sheets for the Credit Parties as of the end of such fiscal year delivered pursuant to Section 6.1(c) on or before the delivery of the Pricing Certificate) for purposes of determining the Applicable Margin for the Payment Period commencing on March 1 of each fiscal year.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Fleet National Bank, as its prime rate in effect at its principal office in Boston, Massachusetts; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Quarterly Dates” means the last Business Day of each fiscal quarter of the Credit Parties, the first of which shall be the first such day after the Effective Date of this Agreement.

“Real Estate Holdings” has the meaning assigned to such term in Section 5.1(o).

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest then owned by any Credit Party in any real property.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Recorded Document (as hereinafter defined) has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.  For purposes of this definition, the term “Recorded Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent.

“Redemption Notice” means a notice of redemption given by the Holding Company pursuant to Section 3.3 of the Holding Company Notes Indenture to effect the Holding Company Notes Refunding.

“Refunding Borrowing” means a Borrowing of Term B1 Loans hereunder by the Borrower for the purpose of making a Restricted Junior Payment to the Holding Company to permit the Holding Company to fund the Holding Company Notes Refunding.

“Refunding Borrowing Date” shall mean the date on which the Refunding Borrowing occurs, which date shall not be later than 45 days after the Effective Date.

“Refunding Controlled Account” has the meaning ascribed thereto in Section 2.5(c).

“Refunded Swing Loans” has the meaning assigned to such term in Section 2.8.

“Register” has the meaning assigned to such term in Section 10.4(d).

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.4(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Retail Sale-Leaseback Proceeds” means the proceeds received after the Effective Date by the Credit Parties (net of all transactional and related expenses) in any Sale-Leaseback Transaction involving a Camping World retail outlet or distribution center (excluding any retail outlet or distribution center if the costs for the construction of a structure on such property (including costs of the common building systems) were not funded with Capital Expenditures incurred by the Credit Parties) acquired or constructed by any such party after the Effective Date by the Credit Parties, but only to the extent such proceeds do not exceed the aggregate amount of Capital Expenditures incurred for the purpose of building out such store.

“Rental Obligations”  means the maximum fixed rentals paid or payable by a lessee under any Operating Lease during a specified period, excluding amounts paid or payable on account of maintenance, utilities, ordinary repairs, insurance, taxes, assessments and other similar charges, whether or not designated as rental or additional rental.

“Required Senior Lenders” has the meaning ascribed thereto in the Intercreditor Agreement.

“Required Revolving Credit Lenders” has the meaning ascribed thereto in the Intercreditor Agreement.

“Required Term Loan Lenders” has the meaning ascribed thereto in the Intercreditor Agreement.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Credit Party now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Credit Party now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Credit Maturity Date and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.7 and 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4.  The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.  The aggregate original amount of the Revolving Credit Commitments is $35,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans, Swing Loans and its LC Exposure at such time.

“Revolving Credit Lender” means (a) initially, a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.1 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and/or Swing Loans and Revolving Credit Commitments and/or Swing Loan Commitments, after giving effect to any assignments thereof permitted by Section 10.4.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.1(a) that utilizes the Revolving Credit Commitment.

“Revolving Credit Maturity Date” means June 24, 2008.

“Sale-Leaseback Transactions” means any sales or transfers of any real or tangible personal property owned by any Person in order to lease such property for substantially the same purpose as the property being sold or transferred; provided that such sale or transfer is at fair market value and such lease is at fair rental value.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 6.1(a).

“Security Agreement” means the Amended and Restated Security Agreement executed and delivered by all of the Credit Parties on the Effective Date and thereafter in accordance with

Section 6.10, substantially in the form of Exhibit C annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Debt” means the Indebtedness of the Credit Parties as described in clauses (a), (b), and (c) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), excluding any Subordinated Indebtedness.

“Senior Loans” has the meaning assigned to such term in the Intercreditor Agreement.

“Special Counsel” means Palmer & Dodge LLP, in its capacity as special counsel to Fleet, as Administrative Agent and CIBC as Syndication Agent.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of any Credit Party which matures in its entirety later than the Loans and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to such Credit Party’s other obligations to the Lenders hereunder by provisions reasonably satisfactory in form and substance to the Administrative Agent, the Syndication Agent and Special Counsel.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.

“Swing Loan” has the meaning specified in Section 2.8.

“Swing Loan Commitment” means the commitment of the Swing Loan Lender to make Swing Loans, as such commitment may be (a) reduced from time to time pursuant to Sections 2.7 and 2.10 and (b) reduced or increased from time to time pursuant to assignments by the Swing Loan Lender pursuant to Section 10.4, which Commitment shall be deemed to be part of the Swing Loan Lender’s Revolving Credit Commitment if and to the extent of such Revolving Credit Commitment and not in addition thereto.

“Swing Loan Lender” means Fleet National Bank, or such other Lender who shall agree to act as the Swing Loan Lender.

“Swing Loan Request” has the meaning assigned to such term in Section 2.8.

“Swing Loan Sublimit” means a sublimit of the Revolving Credit Commitment equal to $7,500,000.

“Syndication Agent” means Canadian Imperial Bank of Commerce, in its capacity as Syndication Agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term B1 Loan” has the meaning assigned to such term in Section 2.1(b).

“Term B1 Loan Commitment” means, with respect to each Term B1 Loan Lender, the agreement of such Lender to make Term B1 Loans to the Borrower during the Term Loan Availability Period.  The initial amount of each Lender’s Term B1 Loan Commitment is set forth on Schedule 2.1.  The aggregate original amount of the Term B1 Loan Commitments is $40,000,000.

“Term B1 Loan Lender” means, (a) initially, a Lender that has a Term B1 Loan Commitment set forth opposite its name on Schedule 2.1 and who has agreed to make Term B1 Loans to the Borrower during the Term Loan Availability Period, and (b) thereafter, the Lenders from time to time holding Term B1 Loans after giving effect to any assignments thereof permitted by Section 10.4.

“Term B1 Loan Maturity Date” means June 24, 2009.

“Term B2 Loan” means a term loan made to the Borrower pursuant to the terms of the Note Purchase Agreement.

“Term Loan Availability Period” means the Period from the Effective Date through and including the earlier of (a) the Refunding Borrowing Date, and (b) the date occurring 45 days after the Effective Date.

“Term Loans” means, collectively, the Term B1 Loans and the Term B2 Loans.  The aggregate original amount of the Term Loans, assuming the Holding Company Notes Refunding has been consummated, is $140,000,000.

“Test Date” has the meaning assigned to such term in Section 2. 7(a).

“Title Company” means, collectively, Lawyer’s Title Insurance Corporation, and one or more other title insurance companies reasonably satisfactory to the Administrative Agent.

“Trademark Security Agreement” means the Amended and Restated Trademark Security Agreement executed and delivered by all of Credit Parties on the Effective Date and thereafter in accordance with Section 6.10, substantially in the form of Exhibit D annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the Term B2 Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to any Credit Party (other than the Borrower), the execution, delivery and performance by such Credit Party of the Facility Documents to which it is a party.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. dollars” or “$” refers to lawful money of the United States of America.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the difference between the aggregate current assets and the aggregate current liabilities (excluding current maturities of long term Indebtedness and the current portion of Deferred Revenues) of the Credit Parties at such date (determined on a consolidated basis without duplication in accordance with GAAP.)

1.2           Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan,” “Swing Loan,” or “Term B1 Loan”) or by Type (e.g., a “Base Rate Loan” or a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan” or a “Base Rate Revolving Credit Loan”).  In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class.

1.3           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in Articles VI and VII in respect of the affirmative and negative covenants to be performed by the Credit Parties shall be interpreted to mean, with respect to Article VI, that the Borrower will, and will cause each of its Subsidiaries to comply with such covenant, and, with respect to Article VII, that the Borrower will not, and will not permit any of its Subsidiaries to, violate such covenant.

1.4           Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the

Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Senior Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

2.1           Commitments.

(a)           Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Loans exceeding such Lender’s Revolving Credit Commitment, provided that the total Revolving Credit Exposure (after giving effect to any repayment of Swing Loans effected by any requested Revolving Credit Borrowing) shall not at any time exceed the total Revolving Credit Commitments, and provided further that the Borrower shall not be permitted to make any Borrowings of Revolving Credit Loans on the Effective Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b)           Term B1 Loans. In addition to Borrowings of Revolving Credit Loans pursuant to paragraph (a) above, and subject to the terms and conditions set forth herein, during the Term Loan Availability Period, each Term B1 Loan Lender agrees to make Term B1 Loans (each such term loan being herein called a “Term B1 Loan” to the Borrower in the full amount of its Term B1 Loan Commitment; provided that (i) the total outstanding principal amount of Term B1 Loans (after giving effect to the requested Term B1 Borrowing) shall not at any time exceed the total Term B1 Loan Commitments; (ii) Borrowings of Term B1 Loans may only be made (x) on the Effective Date and (y) on the Refunding Borrowing Date; (iii) the Borrowing of Term B1 Loans made on the Effective Date shall not exceed an aggregate amount equal to (x) the total amount of the Term B1 Loan Commitments minus (y) the amount necessary to consummate the Holding Company Notes Refunding; and (iv) the Borrowing of Term B1 Loans made on the Refunding Borrowing Date shall not exceed the amount necessary to consummate the Holding Company Notes Refunding.  The principal amounts of Term B1 Loans which have been repaid or prepaid may not be reborrowed.

2.2           Loans and Borrowings.

(a)           Each Loan of a particular Class (other than a Swing Loan made by the Swing Lender) shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13 and except with respect to Swing Loans, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount at least equal to $500,000 or any greater multiple of $100,000.  At the time that each Base Rate Borrowing (other than a Swing Loan) is made, such Borrowing shall be in an aggregate amount that is at least equal to $100,000 or any greater multiple of $100,000; provided that (i) a Base Rate Borrowing of Revolving Credit Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments, and (ii) a Revolving Credit Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

2.3           Requests for Borrowings.

(a)           To request a Borrowing (except requests for Swing Loan Borrowings which are subject to Section 2.8(b)), the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three Business Days before the date of the proposed Borrowing; provided, that Eurodollar Borrowings shall not be available on the Effective Date unless otherwise consented to by the Administrative Agent in writing, or (ii) in the case of a Base Rate Borrowing not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(e) may be given not later than 10:00 a.m., Boston, Massachusetts time, on the date of the proposed Borrowing; provided further that the Borrower shall use Swing Loan Borrowings to finance the reimbursement of an LC Disbursement except to the extent that such Borrowings would cause the aggregate principal balance of all Swing Loans outstanding to exceed the Swing Loan Sublimit, in which case the Borrower may use Base Rate Revolving Credit Borrowings to finance such reimbursement, but only to the extent of such excess.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b)           Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)            the aggregate amount of such Borrowing;

(ii)           the Class of such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          in the case of the Term B1 Borrowing made on the Refunding Borrowing Date, whether such Term B1 Borrowing is for the purpose of a repurchase of Holding Company Notes or a redemption of Holding Company Notes;

(vii)         in the case of a Term B1 Borrowing made on the Refunding Borrowing Date to redeem Holding Company Notes, whether a Redemption Notice has been given (and if a Redemption Notice has been given, a copy of such notice shall be attached to the Borrowing Request); and

(viii)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5; provided that in the case of the Term B1 Borrowing made on the Refunding Borrowing Date, if such Borrowing is made for the purpose of a redemption of the Holding Company Notes after the Holding Company has given a Redemption Notice, the Borrower shall instead in such Borrowing Request specify wire instructions for the payment of the proceeds of such Borrowing to the Paying Agent.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)           Unless otherwise consented to by the Administrative Agent in its sole discretion, prior to ten Business Days after the Effective Date, no Interest Period of more than one month may be elected.

2.4           Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.1(a), the Borrower may request the issuance of Letters of Credit for its own account or for the account of any Guarantor by the Issuing Lender, in a form reasonably acceptable to the Issuing Lender, at any time and from time to time during the Revolving Credit Availability Period.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.4), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is a documentary or trade Letter of Credit or a standby Letter of Credit, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.4) shall not exceed $12,500,000 and (ii) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.

(c)           Expiration Date.  Each Letter of Credit issued after the date hereof shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (i) the date 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary or trade Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension); provided that any such Letter of Credit may provide for automatic extensions thereof to a date not later than 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary or trade Letters of Credit, beyond its current expiration date, and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.  No Letter of Credit may be extended beyond the date that is five Business Days prior to the Revolving Credit Maturity Date; provided further that if the Loans become due and payable pursuant to the second paragraph of each of Sections 2.9(a) and (b), the Borrower shall provide full cover for all outstanding LC Exposure as provided in such subsections.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender, the Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.4, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse (each a “Reimbursement Obligation”) the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Boston, Massachusetts time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Boston, Massachusetts time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Revolving Credit Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Base Rate Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 with respect to Revolving Credit Loans made by such Lender (and Section 2.5 shall apply to the payment obligations of the Revolving Credit Lenders, treating each such payment as a Loan for this purpose), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.

(i)            The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

(ii)           Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  Subject in all respects to the foregoing, the parties hereto expressly agree that:

(A)          the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(B)           the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(C)           this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g)           Disbursement Procedures.  The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit.  The Issuing Lender shall promptly notify the Administrative Agent and the

Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Lender shall make any LC Disbursement in respect of any Letter of Credit, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Credit Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.4, then interest calculated in accordance with Section 2.12(c) shall accrue on the unpaid amount thereof.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.4 to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)            Cash Collateralization.  If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.9 or 2.10(b), the Borrower shall immediately deposit with the Issuing Lender an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.9 or 2.10(b), the amount required under Section 2.9 or 2.10(b), as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in clause (g) or (h) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of any other obligations of the Credit Parties hereunder.

2.5           Funding of Borrowings.

(a)           Each Lender shall make each Loan (other than a Swing Loan)  to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans (other than Swing Loans) available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Boston, Massachusetts and designated by the Borrower in the applicable Borrowing Request; provided that (i) Revolving Credit Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.4(e) shall be remitted by the Administrative Agent to the Issuing Lender, (ii) Revolving Credit Base Rate Loans made to finance the refunding of Swing Loans as provided in Section 2.8(d)(i) shall be remitted by the Administrative Agent to the Swing Loan Lender, and (iii) the Term B1

Borrowing made on the Refunding Borrowing Date shall be disbursed by the Administrative Agent in accordance with the terms of paragraph (c) below.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Swing Loan Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)           The Term B1 Loans made on the Refunding Borrowing Date shall be disbursed as follows:

(i)            if such Loans are made for the purpose of a tender offer or a repurchase of, Holding Company Notes, as indicated in the applicable Borrowing Request, the Administrative Agent shall remit the amounts received from the Term B1 Lenders in respect of such Loans to a deposit account maintained by the Borrower with the Administrative Agent and subject to the exclusive dominion and control of the Administrative Agent (a “Refunding Controlled Account”).  Funds credited to a Refunding Controlled Account pursuant to this clause (i) shall be held by the Administrative Agent in such Refunding Controlled Account pending receipt by the Administrative Agent of (A) a payment instruction letter in form and substance satisfactory to the Administrative Agent and (B) to the extent not previously delivered to the Administrative Agent, copies of any and all documents filed with the Securities and Exchange Commission, and any and all notices to the holders of the Holding Company Notes, purchase agreements, escrow agreements, or other documentation delivered or entered into by the Borrower or the Holding Company in respect of the Holding Company Notes Refunding, which documentation shall be in form and substance satisfactory to the Administrative Agent, whereupon such funds shall be disbursed by the Administrative Agent in accordance with such payment instruction letter;

(ii)           if such Loans are made for the purpose of a redemption of Holding Company Notes where a Redemption Notice has been delivered to the Paying Agent together with an irrevocable instruction to the Paying Agent to hold the proceeds of the Refunding Borrowing until the redemption date at which time such proceeds shall be applied to the redemption price, as indicated in the applicable Borrowing Request, the Administrative Agent shall transfer the proceeds of such Loans to the Paying Agent in accordance with the wire instructions provided by the Borrower in the applicable Borrowing Request; and

(iii)          if such Loans are made for the purpose of a redemption of Holding Company Notes where a Redemption Notice has not yet been given, as indicated in the applicable Borrowing Request, such Loans shall be remitted by the Administrative Agent to a Refunding Controlled Account.  Funds credited to a Refunding Controlled Account pursuant to this clause (iii) shall be held by the Administrative Agent in such Refunding Controlled Account pending receipt by the Administrative Agent of (A) an irrevocable payment instruction letter in form and substance satisfactory to the Administrative Agent and (B) to the extent not previously delivered to the Administrative Agent, copies of any and all notices of redemption, officer’s certificates, payment instruction letters or other documentation delivered to the Paying Agent by the Borrower or the Holding Company in respect of the proposed redemption of Holding Company Notes, which documentation shall include an irrevocable instruction to the Paying Agent to hold the proceeds of the Refunding Borrowing until the redemption date at which time such proceeds shall be applied to the redemption price, all such documentation to be in form and substance satisfactory to the Administrative Agent.  Upon receipt by the Administrative Agent of the documentation required to be delivered in the immediately preceding sentence, such funds shall be disbursed by the Administrative Agent in accordance with such payment instruction letter.

The Borrower agrees to execute and deliver to the Administrative Agent such instruments and agreements governing any Refunding Controlled Account and the Lenders’ and the Administrative Agent’s rights and security interests in respect thereof as the Lenders and the Administrative Agent may reasonably request.  Notwithstanding anything to the contrary contained herein, any funds remaining in any Refunding Controlled Account ninety (90) or more days after the Refunding Borrowing Date shall be applied to the prepayment of the Loans in accordance with Section 2.10(b).

2.6           Interest Elections.

(a)           Each Borrowing (other than a Swing Loan Borrowing) initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6; provided however, that notwithstanding any other provision of this Section 2.6, no Swing Loan shall be converted from a Base Rate Borrowing to a Eurodollar Borrowing.  The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section 2.6, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Senior Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.7           Termination and Reduction of Commitments.

(a)           Unless previously terminated, (i) the Revolving Credit Commitments shall terminate at the close of business on the Revolving Credit Maturity Date and (ii) (x) the Term B1 Loan Commitments shall automatically reduce to $30,000,000 immediately after the initial Term B1 Borrowing made by the Borrower on the Effective Date, and (y) the remaining $30,000,000 of the Term B1 Loan Commitments shall automatically terminate on the last day of the Term Loan Availability Period.

In addition to the foregoing, if on any date (the “Test Date”), the maturity date for any then-outstanding Holding Company Notes is scheduled to occur within six months after the Test Date then the Revolving Credit Commitments shall automatically terminate on such date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments or the Swing Loan Sublimit; provided that (i) each reduction of the Commitments or the Swing Loan Sublimit shall be in an amount that is at least equal to $1,000,000 or any greater multiple of $500,000, and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent repayment in accordance with Section 2.9 or prepayment in accordance with Section 2.10 of the Loans, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments or (y) the Swing Loan Sublimit if, after giving effect to any concurrent repayment of the Swing Loans in accordance with Section 2.9 or prepayment of the Loans in accordance with Section 2.10, the aggregate principal amount of outstanding Swing Loans would exceed the Swing Loan Sublimit, after giving effect to such termination or reduction.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments or the Swing Loan Sublimit  under paragraph (b) of this Section 2.7 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.7 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)           Any termination or reduction of Commitments and/or Swing Loan Sublimit shall be permanent.  Each reduction of Commitments of a given Class shall be made ratably among the Lenders with Commitments in such Class in accordance with their respective Commitments of such Class.

2.8           Swing Loan Facility.

(a)           The Swing Loan.  Subject to the terms and conditions hereinafter set forth, upon notice by the Borrower made to the Swing Loan Lender in accordance with Section 2.8(b)(i) or as determined by the Swing Loan Lender to avoid overdrawing any of the Borrower’s account with the Swing Loan Lender in accordance with Section 2.8(b)(ii) or to reimburse itself with respect to indemnification obligations pursuant to Section 2.8(b)(iii), the Swing Loan Lender hereby agrees to make Swing Loans to the Borrower from time to time on any Business Day during the period between the Effective Date and the Business Day immediately prior to the expiration of the Revolving Credit Availability Period in an aggregate principal amount not to exceed the Swing Loan Sublimit.  The Swing Loans shall be payable with interest accrued thereon on the Business Day immediately prior to the expiration of the Revolving Credit Availability Period.  Amounts borrowed by the Borrower under this Section 2.8 may be repaid and reborrowed, subject to the conditions hereof.  Unless otherwise specifically set forth herein, Swing Loans shall constitute the use of the Swing Loan Lender’s

Revolving Credit Commitment.  Notwithstanding any other provisions of this Agreement and in addition to the Swing Loan Sublimit limitation set forth above (a) at no time shall the sum of (i) the aggregate principal amount of all outstanding Swing Loans (after giving effect to all amounts requested and the application of the proceeds thereof) plus (ii) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to all amounts requested and the application of the proceeds thereof), plus (iii) the aggregate LC Exposure, exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders, and (b) at no time shall the aggregate Revolving Credit Exposure of the Swing Loan Lender (both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) exceed its Revolving Credit Commitment (in its capacity as a Revolving Credit Lender); provided, however, that subject to the limitations set forth in this Section 2.8(a) from time to time the ratio of (x) the sum of the aggregate Revolving Credit Exposure of the Swing Loan Lender (both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) to (y) the sum of the aggregate Revolving Credit Exposure of all Lenders (including the Swing Loan Lender both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) may exceed its Applicable Percentage.

(b)           Requests for Swing Loans.

(i)            When the Borrower desires the Swing Loan Lender to make a Swing Loan, it shall send to the Administrative Agent and the Swing Loan Lender a written request (or telephonic notice, if thereafter promptly confirmed in writing) (a “Swing Loan Request”), which request shall set forth (x) the principal amount of the proposed Swing Loan, and (y) the proposed date of Borrowing of such Swing Loan.  Each such Swing Loan Request must be received by the Swing Loan Lender not later than 1:00 p.m. (Boston, Massachusetts Time) on the proposed date of Borrowing of the Swing Loan being requested.  Each Swing Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to borrow the Swing Loan from the Swing Loan Lender on the proposed date of Borrowing.  Upon satisfaction of the applicable conditions set forth in this Agreement, on the proposed date of Borrowing the Swing Loan Lender shall make the Swing Loan available to the Borrower by crediting the amount of the Swing Loan to the Borrower’s account with the Swing Loan Lender.

(ii)           On each Business Day, the Swing Loan Lender shall determine the balance of the Borrower’s account with the Swing Loan Lender at 3:00 p.m. (Boston, Massachusetts Time), and to the extent any such account would otherwise be overdrawn, the Borrower hereby authorizes the Swing Loan Lender to make a Swing Loan.  Upon satisfaction of the applicable conditions set forth in this Agreement, at or before the close of business on such date on such Business Day the Swing Loan Lender shall make the Swing Loan available to the Borrower by crediting the amount of the Swing Loan to the Borrower’s account with the Swing Loan Lender.

(iii)          Notwithstanding the foregoing, the Swing Loan Lender shall not advance any Swing Loans after it has received notice from any Lender or any Credit Party that a Default has occurred and stating that no new Swing Loans are to be made until such Default has been cured or waived in accordance with the provisions of this Agreement.

(c)           Interest on Swing Loans.  Each Swing Loan shall be a Base Rate Loan and, except as otherwise provided in Section 2.12, shall bear interest for the account of the Swing Loan Lender thereof until repaid in full at the rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.  The Borrower promises to pay interest on the Swing Loans in arrears on each Interest Payment Date with respect thereto.  All such interest payable with respect to the Swing Loans shall be payable for the account of the Swing Loan Lender.

(d)           Refundings of Swing Loans; Participations in Swing Loans.

(i)            The Swing Loan Lender, at any time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Loan Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Loan Lender, in its capacity as a Revolving Credit Lender, to make a Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of the Swing Loans (the “Refunded Swing Loans”) outstanding on the date such notice is given.  Unless any of the Events of Default described in Section 8.1 (g), (h) or (i) shall have occurred (in which event the procedures of Section 2.8(d)(ii) shall apply) each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent, for the account of the Swing Loan Lender, at the Administrative Agent’s Head Office prior to 11:00 a.m. Boston, Massachusetts Time in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Loans.

(ii)           If, prior to the making of a Revolving Credit Loan pursuant to Section 2.8(d) (i), an Event of Default described in Section 8.1 (g), (h) or (i) shall have occurred, each Revolving Credit Lender will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participation interest in the Refunded Swing Loan in an amount equal to its Applicable Percentage of such Refunded Swing Loan.  Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender, in immediately available funds, the amount of its participation in such Refunded Swing Loan.

(iii)          Whenever, at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Refunded Swing Loan pursuant to Section 2.8(d)(ii) above, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it as such payment is required to be returned by the Swing Loan Lender.

(iv)          If any Revolving Credit Lender does not make available to the Swing Loan Lender any amounts for the purpose of refunding a Swing Loan pursuant to Section 2.8(d)(i) above or to purchase a participation interest in a Swing Loan pursuant to Section 2.8(d)(ii) above (any such amounts payable by any Revolving Credit Lender being referred to herein as “Refunding or Participation Amounts”) on the applicable due date with respect thereto, then the applicable Revolving Credit Lender shall pay to the Swing Loan Lender forthwith on demand such Refunding or Participation Amounts with interest thereon for each day from and including the date such amount is made available to the Swing Loan Lender but excluding the date of payment to the Swing Loan Lender, at the Federal Funds Effective Rate.  If such Lender pays such amount to the Swing Loan Lender, then such amount shall constitute such Revolving Credit Lender’s Loan included in such refunding Borrowing or the consideration for the purchase of such participation interest, as the case may be.

(v)           The failure or refusal of any Revolving Credit Lender to make available to the Swing Loan Lender at the aforesaid time and place the amount of its Refunding or Participation Amounts (x) shall not relieve any other Revolving Credit Lender from its several obligations hereunder to make available to the Swing Loan Lender the amount of such other Revolving Credit Lender’s Refunding or Participation Amounts and (y) shall not impose upon such other Revolving Credit Lender any liability with respect to such failure or refusal or otherwise increase the Revolving Credit Commitment of such other Revolving Credit Lender.

(vi)          Each Revolving Credit Lender severally agrees that its obligation to make available to the Swing Loan Lender its Refunding or Participation Amount as described above shall (except to the extent expressly set forth in Section 2.8(d)(iv)) be absolute and unconditional and shall not be affected by any circumstance, including (v) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Loan Lender, the Borrower or any other Person for any reason whatsoever, (w) the occurrence or continuance of any Default, the termination of the Revolving Credit Commitments or any other condition precedent whatsoever, (x) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (y) any breach of any of the Loan Documents by any of the Credit Parties or any other Lender, or (z) any other circumstance, happening or event, whether or not similar to any of the foregoing; provided, however, that the obligation of each Revolving Credit Lender to make available to the Swing Loan Lender its Refunding or Participation Amount in respect of any Swing Loan is subject to the condition that the Swing Loan Lender believes in good faith that all conditions under Section 5.3 were satisfied at the time such Swing Loan was made; provided further that the Swing Loan Lender shall have been deemed to have believed in good faith that such conditions were satisfied unless, prior to the making of such Swing Loan, either (A) the Swing Loan Lender shall have received notice from the Borrower that a Default existed as such time, or (B) the most recent Compliance Certificate received from the Borrower indicating that a Default has occurred and is continuing and, in either case, such Default had not been cured or waived at the time of the making of such Swing Loan.

2.9           Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Credit Loans on the Revolving Credit Maturity Date.  In addition, if following any reduction in the Revolving Credit Commitments or at any other time the aggregate principal amount of the Revolving Credit Exposure shall exceed the aggregate Revolving Credit Commitments, the Borrower shall first, to the extent required by the following sentence, repay the Swing Loans, but only to such extent, second, repay the Revolving Credit Loans, third, repay any remaining Swing Loans and fourth, provide cover for LC Exposure as specified in Section 2.4(i), in an aggregate amount equal to such excess.  If at any time either (a) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Loan Sublimit or the Swing Loan Lender’s Applicable Percentage of the total Revolving Credit Commitments at such time or (b) the Swing Loan Lender’s Revolving Credit Exposure at such time exceeds the Swing Loan Lender’s Applicable Percentage of the total Revolving Credit Commitments at such time after application of any reduction in the Revolving Credit Commitment, then the Borrower shall forthwith repay Swing Loans then outstanding in an amount equal to such excess, together with accrued interest.

Notwithstanding the foregoing, if on any Test Date, the maturity date for any then-outstanding Holding Company Notes is scheduled to occur within six months after the Test Date then the Revolving Credit Loans shall be paid in full, and the Borrower shall provide full cover for all outstanding LC Exposure, on the Test Date.

(b)           The Borrower hereby unconditionally promises to pay on each Quarterly Date, commencing with the first such date occurring after the Effective Date, to the Administrative Agent for the account of the Term B1 Loan Lenders quarterly principal payments in an aggregate amount equal to $100,000.  To the extent not previously paid, all Term B1 Loans shall be due and payable on the Term B1 Maturity Date.

Notwithstanding the foregoing, if on any Test Date, the maturity date for any then-outstanding Holding Company Notes is scheduled to occur within six months after the Test Date then the Term B1 Loans shall be paid in full on the Test Date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent (or in the case of the Swing Loans, the Swing Loan Lender ) shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.9 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or its nominee record holder) (or, if requested by such Lender, to such Lender (or its nominee record holder) and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) unless, in connection with an assignment of all or any portion of a promissory note and interest thereon, the assignee informs the Administrative Agent in writing that it does not wish that its Loans be evidenced by promissory notes.

2.10         Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (other than Eurodollar Loan breakage costs as provided in Section 2.15), subject to prior notice in accordance with paragraph (d) of this Section 2.10; provided that each prepayment in respect of the Term Loans shall be in an amount that is at least equal to $1,000,000 or any greater multiple of $500,000.  Each optional prepayment of Term B1 Loans shall be applied to reduce all remaining unpaid installments thereof in inverse order of maturity.

(b)           Mandatory Prepayments.  Subject to the provisions of subsection (i) below, the Borrower shall make prepayments of the Loans hereunder (and reduce the Commitments hereunder) as follows:

(i)            Casualty Events.  Upon the date 90 days following the receipt by any Credit Party of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of any Credit Party (or upon such earlier date as such Credit Party, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Loans (and provide cover for LC Exposure as specified in Section 2.4(i)), and the Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Cash Payments from such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such property (it being understood that if Net Cash Payments committed to be applied are not in fact applied within twelve months of the respective Casualty Event, then such proceeds shall be applied to the prepayment of Loans, and cover for LC Exposure and reduction of Commitments as provided in this clause (i) at the expiration of such twelve-month period), such prepayment and reduction to be effected in each case in the manner and to the extent specified in Section 2.10(c).

(ii)           Offering of Debt or Equity.  Without limiting the obligation of the Borrower to obtain the consent of the Required Senior Lenders to any incurrence of Indebtedness or sale of securities not otherwise permitted hereunder, the Borrower agrees, on or prior to the closing of any sale of debt or equity securities (other than debt securities sold pursuant to the Note Purchase Agreement) by any Credit Party after the Effective Date, to deliver to the Administrative Agent a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such sale of securities that will (on the date of such sale of securities) be received by any Credit Party (or in the case of Holding Company Notes Refinancing Indebtedness, by the Holding Company) in cash and the Borrower will prepay the Loans hereunder (and provide cover for LC Exposure as specified in Section 2.4(i)), upon the date of such sale of securities, in an aggregate amount equal to (x) in the case of a sale of equity securities, 50% of the actual amount of the Net Cash Payments of such sale of equity securities received by any Credit Party in an aggregate amount in excess of $10,000,000 in any fiscal year, and (y) in the case of the incurrence of Indebtedness (other than Indebtedness incurred under Section 7.1(e)), 100% of the actual amount of the Net Cash Payments of such incurrence of Indebtedness received by any Credit Party (or in the case of Holding Company Notes Refinancing Indebtedness, by the Holding Company), in each case, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.10(c); provided that, notwithstanding the foregoing (q) in the event any Credit Party receives Net Cash Payments from the incurrence of Holding Company Notes Borrower Refinancing Indebtedness, the amount of the Loans required to be prepaid pursuant to this Section 2.10(b)(ii) shall be equal to the Holding Company Notes Borrower Refinancing Payment and (r) in the event the Holding Company receives Net Cash Payments from the incurrence of Holding Company Notes Refinancing Indebtedness, the amount of the Loans required to be prepaid pursuant to this Section 2.10(b)(ii) shall be equal to the Holding Company Notes Refinancing Payment.

(iii)          Sale of Assets.  Without limiting the obligation of the Borrower to obtain the consent of the Required Senior Lenders to any Disposition not otherwise permitted hereunder, the Borrower agrees, on or prior to the occurrence of any Disposition (other than a Sale-Leaseback Transaction) by any Credit Party, to deliver to the Administrative Agent a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such Disposition that will (on the date of such Disposition) be received by any Credit Party in cash, indicating on such certificate, whether the Borrower intends to reinvest such Net Cash Payments or will be prepaying the Loans, as hereinafter provided, and the Borrower will be obligated to either (A) reinvest such Net Cash Payments within 180 days after receipt (or, if within such 180 day period the Borrower or any Credit Party enters into contracts related to the reinvestment of such Net Cash Payments, such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as is contemplated by such contracts) into assets used in a line of business permitted hereunder or (B) prepay the Loans hereunder (and provide cover for LC Exposure as specified in Section 2.4(i)), and the Commitments hereunder shall be subject to automatic reduction, as follows:

(x)            upon the date of such Disposition, or on the date (the “Reinvestment Date”) which is 180 days after such date (or such longer period not to exceed 365 days as contemplated by contracts related to the reinvestment of such Net Cash Payments) if the Borrower had indicated on the certificate delivered as hereinabove required that it intended to reinvest the Net Cash Payments of such Disposition, in an aggregate amount equal to 100% of the amount of such Net Cash Payments, to the extent received by any Credit Party in cash on the date of such Disposition or, if applicable, the Reinvestment Date to the extent of any Net Cash Payments not so reinvested; and

(y)           thereafter, quarterly, on the date of the delivery by the Borrower to the Administrative Agent pursuant to Section 6.1 of the financial statements for any quarterly fiscal period or fiscal year, to the extent any Credit Party shall receive Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Disposition Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Payments minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) (C) any other adjustment received or paid by any Credit Party pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Payments; provided that if prior to the date upon which the Borrower would otherwise be required to make a prepayment under this clause (y) with respect to any quarterly fiscal period the aggregate amount of such Net Cash Payments (after giving effect to the adjustments provided for in this clause (y)) shall exceed $4,000,000, then the Borrower shall within three Business Days make a prepayment under this clause (y) in an amount equal to such required prepayment.

Prepayments of Loans (and cover for LC Exposure) shall be effected in each case in the manner and to the extent specified in Section 2.10(c); provided that if at the time of any such Disposition an Event of Default shall have occurred and be continuing, the Credit Parties shall not have the right to reinvest any Net Cash Payments and shall instead prepay the Loans by 100% of the amount of Net Cash Payments received from such Disposition.

Anything herein to the contrary notwithstanding, the Borrower shall not be required to make any prepayment pursuant to this clause (iii) with respect to the first $10,000,000 of Net Cash Payments from any Disposition which are not reinvested pursuant to this clause (iii).

(iv)          Excess Cash Flow.  Not later than the date 90 days after the end of each fiscal year of the Borrower for which Excess Cash Flow exceeds $1,000,000 commencing with the fiscal year ending December 31, 2003, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.4 (i)) and reduce the Commitments as provided in Section 2.10(c) in an amount equal to (A) 75% of Excess Cash Flow if the Consolidated Total Leverage Ratio (in each case pursuant to this clause (iv), as reported on the Compliance Certificate delivered with the financial statements required by Section 6.1(a) for such fiscal year) is greater than or equal to 4.00 to 1.00 for such fiscal year, or (B) 50% of Excess Cash Flow if the Consolidated Total Leverage Ratio is greater than 3.00 to 1.00 but less than 4.00 to 1.00, with respect to such fiscal year.

(v)           Failure to Complete Holding Company Notes Refunding Using Funds Credited to a Refunding Controlled Account.  In the event that any funds remain in a Refunding Controlled Account within 90 days after Refunding Borrowing Date, the Administrative Agent shall apply all of such funds to the prepayment of the Term B1 Loans that were made for the purpose of the Refunding Borrowing and the amount of the quarterly payment of the Term B1 Loans required pursuant to Section 2.9(b) shall be reduced pro rata by the amount of such payment.

(vi)          Failure of Paying Agent to Complete Redemption of Holding Company Notes.  In the event that the proceeds of the Term B1 Loans made on the Refunding Borrowing Date are paid over to the Paying Agent pursuant to Section 2.5(c), and the Paying Agent shall have failed to cause the redemption of Holding Company Notes pursuant to the Holding Company Notes Refunding within five Business Days after the “Redemption Date” specified in the applicable Redemption Notice, the Borrower (or the Paying Agent on the Borrower’s behalf) shall prepay the Term B1 Loans in an amount equal to the Borrowing of Term B1 Loans made on the Refunding Borrowing Date and the amount of the quarterly payment of the Term B1 Loans required pursuant to Section 2.9(b) shall be reduced to $25,000 per quarter.

(c)           Application. In the event of any mandatory prepayment of Loans pursuant to subsections (b)(i) through (b)(iv) of this Section 2.10, the proceeds of such prepayment shall be applied as follows:

(i)            first, to the extent that a repayment of Swing Loans shall at such time be required pursuant to Section 2.9(a), to the repayment of Swing Loans, but only to such extent;

(ii)           second, to the extent that Revolving Credit Exposure shall at such time exceed the total Revolving Credit Commitments, to the repayment of Revolving Credit Loans equal in amount to such excess;

(iii)          third, to the prepayment of the Term Loans, ratably in accordance with the then-outstanding aggregate amounts thereof, such prepayments to be applied to remaining unpaid installments of the Term Loans pro rata in inverse order of maturity; and

(iv)          fourth, after prepayment in full of the Term Loans, to the repayment of Revolving Credit Loans (and to provide cover for LC Exposure) (and to an equal reduction of the Revolving Credit Commitments in the case of prepayments pursuant to subsections (b)(i) and (b)(iii) of this Section 2.10).

(d)           Notification of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Revolving Credit Commitments as contemplated by Section 2.7, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.7.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof.  Each partial prepayment of any Borrowing under paragraph (a) of this Section 2.10 shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.

(e)           Prepayments Accompanied by Interest and other Payments.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any compensation required by Section 2.15.

2.11         Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at a rate per annum equal to 0.5% on the daily average unused amount of the respective Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Credit Commitments terminate.  The Borrower further agrees to pay to the Administrative Agent for the account of each Term B1 Lender a commitment fee, which shall accrue at a rate per annum equal to 0.5% on the daily average unused amount of the respective Term B1 Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the last day of the Term Loan Availability Period.  Accrued commitment fees shall be payable in arrears on each Quarterly Date and, in respect of any Revolving Credit Commitments, on the date such Revolving Credit Commitments terminate, commencing on the first such date to occur after the date of this Agreement.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:

(i)            to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to (x) the Applicable Margin for Eurodollar Revolving Credit Loans multiplied by (y) the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

(ii)           to the Issuing Lender (x) a fronting fee for its own account, in an amount equal to .25% of the average daily amount of the aggregate LC Exposure of all of the Lenders (excluding any portion thereof attributable to unreimbursed LC Disbursements) payable in full annually in advance, commencing on the date hereof and thereafter on each anniversary of such date until the termination of this Agreement and (y) the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the Effective Date, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed in writing between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds.  Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

2.12         Interest.

(a)           The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, (i) all amounts which are not paid when due shall bear interest until paid in full at the Post-Default Rate and (ii) during the period when any Event of Default shall have occurred and be continuing for a period of 30 or more days (and the Administrative Agent, acting on the instructions of the Required Senior Lenders, shall have notified the Borrower that the Post-Default Rate shall apply), the principal of all Loans hereunder shall bear interest, after as well as before judgment, at the Post-Default Rate.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued at the Post-Default Rate shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan (or the repayment or prepayment of the Term B1 Loans), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, (iv) all accrued interest on Revolving Credit Loans and Swing Loans shall be payable upon expiration of the Revolving Credit Commitments and (v) all accrued interest on the B1 Term Loans shall be payable on the maturity date thereof.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any promissory note and charged or collected pursuant to the terms of this Agreement or pursuant to such note exceed the highest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the Lender shall promptly refund such excess interest to Borrower and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.13         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Revolving Credit Lenders or the Required Term Loan Lenders, as the case may be, that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans of such Class included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any such Borrowing to, or continuation of any such Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

2.14         Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii)           impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, or such Lender’s or the Issuing Lender’s holding company, for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error.  The Borrower shall pay such Lender or the Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

2.15         Break Funding Payments.

(a)           In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(b)           In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i)            the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over

(ii)           the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period.

(c)           A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.16         Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, any Lender or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid or payable by the Administrative Agent, such Lender or the Issuing Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

2.17         Payments Generally: Pro Rata Treatment; Sharing of Set-Offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at such of its offices in Boston, Massachusetts as shall be notified to the relevant parties from time to time, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. dollars.

(b)           Except to the extent otherwise provided herein: (i) each borrowing of Loans of a particular Class from the Lenders under Section 2.1 shall be made from the relevant Lenders, each payment of commitment fee under Section 2.11 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.7 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their Commitments or such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by such Lenders; (iv) each payment by the Borrower of interest on Loans of a particular Class shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders; and (v) each payment by the Borrower of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders; provided that all payments and prepayments in respect of principal and interest on any of the Term Loans shall be made for account of the relevant Term B1 Lenders and the holders of the Term B2 Loans pro rata in accordance with the then outstanding principal amount of the Term Loans.

(c)           If any Revolving Credit Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of set-off or otherwise) on account of the Revolving Credit Loans made by it (other than pursuant to Section 2.4, 2.8, 2.14 or 2.16), then, if there is any Reimbursement Obligation outstanding in respect of which the Issuing Lender has not received payment in full from such Revolving Credit Lender pursuant to Section 2.4(e) (the amount of such Reimbursement Obligation being such Revolving Credit Lender’s “LC Deficiency Amount”), or if there is any Swing Loan outstanding in respect of which, pursuant to Section 2.8(d)(i) or (ii), the Swing Loan Lender has not received payment in full from such Revolving Credit Lender pursuant to Section 2.8(d)(i) or (ii) (the amount of such Swing Loan being such Revolving Credit Lender’s “SL Deficiency Amount”), such Revolving Credit Lender shall both (a) purchase a participation in such obligation in an amount equal to the amount obtained by multiplying the amount of such payment obtained by such Revolving Credit Lender (the “Payment Amount”) by a fraction, the numerator of which is such LC Deficiency Amount and the denominator of which is the sum of such LC Deficiency Amount plus such SL Deficiency Amount (such sum being the “Aggregate Deficiency” with respect to such Payment Amount), and (b) purchase a participation in such Swing Loan in an amount equal to the amount obtained by multiplying such Payment Amount by a fraction, the numerator of which is such SL Deficiency and the denominator of which is such Aggregate Deficiency.  If, after giving effect to the foregoing, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) (other than pursuant to Sections 2.4, 2.8, 2.14 or 2.16) resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans

(and participations in LC Disbursements) and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to any Credit Party or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due.  In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d), 2.4(e), 2.5(b), 2.8(d)(i) or (ii) or 2.17(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

2.18         Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations, hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Lender), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Guarantee by Guarantors

3.1           The Guarantee.  Each Guarantor hereby jointly and severally guarantees to each Lender, the Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, all LC Disbursements and all other amounts from time to time owing to the Lenders, the Issuing Lender or the Administrative Agent by the Borrower hereunder or under any other Loan Document, and all obligations of the Borrower to any Lender under any Hedging Agreement or arising from or related to cash management services, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2           Obligations Unconditional.  The obligations of each Guarantor under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)          any lien or security interest granted to, or in favor of, the Administrative Agent, the Issuing Lender or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Issuing Lender or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.3           Reinstatement.  The obligations of each Guarantor under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent, the Issuing Lender and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent, any Lender or the Issuing Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4           Subrogation.  Each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article III and further agrees with the Borrower for the benefit of each of its creditors (including, the Issuing Lender, each Lender and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower.

3.5           Remedies.  Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 or Section 2.4(i), as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1 or Section 2.4(i), as applicable) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.1.

3.6           Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article III constitutes an instrument for the payment of money, and consents and agrees that the Issuing Lender, any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

3.7           Continuing Guarantee.  The guarantee in this Article III is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

3.8           Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio

(expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of, or ownership interest in, any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Credit Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Credit Parties, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

3.9           General Limitation on Guarantee Obligations.  In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.1 would otherwise, taking into account the provisions of Section 3.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

Representations and Warranties

Each of the Credit Parties represents and warrants to the Lenders, the Issuing Lender and the Administrative Agent, as to itself and each other Credit Party, that:

4.1           Organization; Powers.  Each Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Credit Party has all requisite power and authority under its organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2           Authorization; Enforceability.  The Transactions are within the corporate power of each Credit Party and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of such Credit Party.  This Agreement, the Collateral Documents, and the other Loan Documents have been duly authorized, executed and delivered by each Credit Party that is a party thereto and constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3           Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) except for the Liens created by the Collateral Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.

4.4           Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore delivered to the Lenders the following financial statements:

(i)            the audited consolidated balance sheet and statements of earnings (loss), stockholders’ deficit and cash flows of the Holding Company and its Subsidiaries as of and for the fiscal year ended December 31, 2002, accompanied by an opinion of Ernst & Young LLP, independent public accountants; and

(ii)           the unaudited consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for the month most recently ended and for which monthly financial statements are available and for the period ending as of the end of such month, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year).

Such financial statements present fairly, in all material respects, the respective actual consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited statements.

(b)           Since December 31, 2002, there has been no change in the business, assets, liabilities, operations or financial condition, of the Credit Parties which would reasonably be expected to have a Material Adverse Effect.

(c)           None of the Credit Parties has on the Effective Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at December 31, 2002 referred to above or as otherwise expressly provided in this Agreement or the financial statements described in this Section 4.4.

4.5           Properties.

(a)           Each of the Credit Parties has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its real and personal property material to its business.

(b)           Each of the Credit Parties owns, or is licensed to use, all trademarks, service marks, tradenames, copyrights, patents and other intellectual property (“Proprietary Rights”) material to its business, and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All registered trademarks, service marks, copyrights and patents, together with the domain names, web sites, and web site registrations which are owned by or licensed to any Credit Party, are listed on Schedule 4.5 annexed hereto (collectively “Registered Rights”).  Except as set forth on Schedule 4.5 annexed hereto, all of the Registered Rights have been duly registered in, filed in or issued by the PTO, a domain name registrar or other corresponding offices of other jurisdictions as identified on such schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States or in each such other jurisdiction, as applicable, except where the failure to so register, file, maintain or renew would not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Effective Date, Schedule 4.5 annexed hereto contains a true, accurate and complete list of (i) all owned Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Expect as specified in Schedule 4.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower has no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.6           Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened against or affecting the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Basic Documents, the Transactions or the Holding Company Notes Refunding.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a

Material Adverse Effect, none of the Credit Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law or (iv) knows of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

4.7           Compliance with Laws and Agreements.  Each of the Credit Parties is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8           Investment and Holding Company Status.  No Credit Party nor any of their respective Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

4.9           Taxes.  Each of the Credit Parties and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.10         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.  No Credit Party has a present intention to terminate any Plan.

4.11         Disclosure.  As of the Effective Date to the Credit Parties have disclosed to each Lender, the Issuing Lender  and the Administrative Agent, all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to any Credit Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The senior management structure of the Borrower is as set forth on Schedule 4.11 annexed hereto.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by the Credit Parties to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

4.12         Capitalization.  As of the Effective Date, the capital structure and ownership of the Borrower are correctly described in Schedule 4.12.  The authorized, issued and outstanding capital stock of the Borrower consists, on the Effective Date, of the common stock described on Schedule 4.12, all of which is duly and validly issued and outstanding, fully paid and nonassessable.  Except as set forth in Schedule 4.12  and with respect to the Phantom Stock Agreements, as of the Effective Date, (x) there are no outstanding Equity Rights with respect to the Borrower and (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of any Credit Party nor are there any outstanding obligations of the any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the any Credit Party.

4.13         Subsidiaries.

(a)           Set forth in Schedule 4.13 is a complete and correct list of all of the Subsidiaries of the Credit Parties as of the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 4.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Collateral Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)           Except as set forth in Schedule 4.13, as of the date of this Agreement, none of the Subsidiaries of the Borrower is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.8, other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

4.14         Material Indebtedness, Liens and Agreements.

(a)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described in Schedule 4.14.

(b)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Schedule 4.14.

(c)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each contract and arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.

(d)           Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each Phantom Stock Agreement and each other contract and arrangement between  any Credit Party and its senior managers.

True and complete copies of each agreement listed on the appropriate part of Schedule 4.14 have been delivered to the Administrative Agent, together with all amendments, waivers and other modifications thereto.  All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms.  The Credit Parties are not in default under any such agreements.

4.15         Holding Company Notes Indenture. The Holding Company Notes Indenture is in full force and effect, without amendment (other than the Supplemental Indentures described in the definition thereof).  All obligations of the Credit Parties hereunder and under the other Loan Documents and obligations of the Holding Company under the Holding Company Collateral Documents are permitted to be incurred under the Holding Company Notes Indenture.

4.16         Federal Reserve Regulations.  No Credit Party nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board).  The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

4.17         Burdensome Restrictions.  No Credit Party is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a Material Adverse Effect.

4.18         Force Majeure.  Since the date of the most recent financial statements referred to in Section 4.4(a)(i) to the Effective Date, the business, properties and other assets of the Credit Parties have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

4.19         Labor and Employment Matters.

(a)           As of the date of this Agreement, except as set forth on Schedule 4.19, (A) no employee of any Credit Party is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee; (B) there are no pending or, to the Borrower’s knowledge, threatened representation campaigns, elections or proceedings; (C) no Credit Party has any knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof; and (D) no Credit Party has engaged in, admitted committing or been held to have committed any unfair labor practice, in each case except where such occurrence would not reasonably be expected to have a Material Adverse Effect.

(b)           As of the date of this Agreement, Schedule 4.19 sets forth all material employment contracts for members of senior management of the Credit Parties under which any Credit Party thereof has any obligations to provide compensation or remuneration of any kind (other than obligations to make current wage or salary payments that are terminable at will without notice).

(c)           Except as set forth on Schedule 4.19, each Credit Party has at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(d)           Except as set forth on Schedule 4.19, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

ARTICLE V

Conditions

5.1           Effective Date.  The obligations of the Lenders to make Loans, and of the Issuing Lender to issue Letters of Credit, hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with the Intercreditor Agreement):

(a)           Counterparts of Agreement.  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Notes.  The Administrative Agent shall have received for each Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Lender.

(c)           Corporate Structure.  The corporate organizational structure, capital structure and ownership of the Credit Parties, shall be as set forth on Schedules 4.12 and 4.13 annexed hereto.

(d)           Corporate Matters.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)           Security Interests in Personal and Mixed Property.  To the extent not otherwise satisfied pursuant to Section 5.1(f), the Administrative Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of the Administrative Agent, desirable in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include, without limitation, the following:

(i)            Collateral Documents.  Delivery to the Administrative Agent of all the Collateral Documents, duly executed by the applicable Credit Party (or, in the case of the Holding Company Collateral Documents, the Holding Company), together with accurate and complete schedules to all such Collateral Documents;

(ii)           Stock Certificates and Instruments.  To the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement,

delivery to the Administrative Agent of (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Administrative Agent) representing all capital stock pledged pursuant to the Pledge Agreement (or, in the case of the Holding Company, the Holding Company Collateral Documents) and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent) evidencing any Collateral;

(iii)          Lien Searches and UCC Termination Statements.  Delivery to the Administrative Agent of (A) the results of a recent search, by a Person satisfactory to the Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (B) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iv)          UCC Financing Statements and Fixture Filings.  Delivery to the Administrative Agent of UCC financing statements (or, where applicable, amendments to existing UCC financing statements filed against the Credit Parties in favor of the Administrative Agent) and, where appropriate, fixture filings (or, where applicable, amendments to existing fixture filings filed against the Credit Parties in favor of the Administrative Agent), with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents (or maintain the continued perfection of the security interest in such Collateral granted to the Administrative Agent in connection with the Existing Credit Agreement);

(v)           PTO Cover Sheets, Etc.  Delivery to the Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any new IP Collateral;

(vi)          Perfection Certificates.  Delivery to the Administrative Agent by each Credit Party of a perfection certificate dated the Effective Date substantially in the form of Schedule I to the form of Security Agreement annexed hereto duly executed by a Financial Officer of the Borrower;

(vii)         Opinions of Local Counsel.  Delivery to the Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) under the laws of each jurisdiction in which any Credit Party is organized or any property or mixed property Collateral is located with respect to the creation and perfection (or if applicable, the continuation of the attachment and perfection) of the security interests in favor of the Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(f)            Effective Date Mortgages; Effective Date Mortgage Policies; Etc. The Administrative Agent shall have received from each Credit Party:

(i)            Effective Date Mortgages.  Fully executed and notarized Mortgages or, if applicable, amendments to existing mortgages (each a “Effective Date Mortgage” and, collectively, the “Effective Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.5 (and so identified thereon) annexed hereto (each a “Effective Date Mortgaged Property” and, collectively, the “Effective Date Mortgaged Properties”);

(ii)           Recorded Leasehold Interests.  In the case of each Real Property Asset listed in clause (ii) of Schedule 4.5 annexed hereto, copies of all leases between any Credit Party and any landlord or tenant;

(iii)          Landlord Consents and Estoppels.  In the case of each Real Property Asset listed in clause (ii) of Schedule 4.5, a Landlord Consent and Estoppel with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party;

(iv)          Matters Relating to Flood Hazard Properties.  (A) Evidence reasonably acceptable to the Administrative Agent as to whether any Effective Date Mortgaged Property is a Flood Hazard Property and (B) if there are any such Flood Hazard Properties, evidence that the applicable Credit Party has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent, or evidence acceptable to the Administrative Agent that such insurance is not available;

(v)           Environmental Indemnity.  A hazardous materials indemnity agreement, substantially in the form of Exhibit E annexed hereto, with respect to the indemnification of the Administrative Agent and the Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials;

(vi)          Title Insurance.  (A) ALTA mortgagee title insurance policies or unconditional commitments therefor and title updates and endorsements (the “Effective Date Mortgage Policies”) issued by the Title Company with respect to the Effective Date Mortgaged Properties listed (and marked with an asterisk) in Schedule 4.5  annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Effective Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Effective Date Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that the applicable Effective Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Effective Date Mortgaged Properties encumbered thereby, subject only to a standard exceptions as may be reasonably acceptable by the Administrative Agent, which Effective Date

Mortgage Policies (I) shall include all endorsements for matters reasonably requested by the Administrative Agent and (II) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; and (B) evidence satisfactory to the Administrative Agent that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Effective Date Mortgage Policies and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Effective Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Effective Date Mortgages in the appropriate real estate records;

(vii)         Title Reports.  With respect to each Effective Date Mortgaged Property listed (and marked with an asterisk) in Schedule 4.5 annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Effective Date and satisfactory in form and substance to the Administrative Agent;

(viii)        Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Effective Date Mortgage Policies or in the title reports delivered pursuant to Section 5.1(f)(vii); and

(ix)           Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Effective Date Mortgaged Property is located with respect to the enforceability of the form(s) of Effective Date Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Environmental Reports and Certificates.  The Administrative Agent shall have received reports or, if applicable, updates of reports and other information, in form, scope and substance satisfactory to the Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I environmental assessment for each of the Facilities listed in clause (i) of Schedule 4.5 (and so identified thereon) annexed hereto which conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process E 1527-94 and a transaction screen for each of the Facilities listed in clause (ii) of Schedule 4.5 (and so identified thereon) annexed hereto which conforms to the ASTM Standard Practice for Environmental Site Assessments:  Transaction Screen Process E 1528-96.  Such reports shall be conducted by one or more environmental consulting firms reasonably satisfactory to the Administrative Agent. With respect to the Facilities located in multi-tenant office buildings for which no such reports shall be provided, the Credit Parties will provide a certificate, satisfactory in form and substance to the Administrative Agent, certifying that there has been no release of hazardous substances at such Facilities and that the Credit Parties have complied with Environmental Laws in connection with such Facilities.

(h)           Evidence of Insurance.  The Administrative Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Administrative Agent on behalf of the Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 6.5.

(i)            Management; Employment Contracts.  The senior management structure of the Borrower and its Subsidiaries shall be as set forth on Schedule 4.11, and the Administrative Agent shall have received copies of, and shall be satisfied with the form and substance of (i) any and all employment contracts with and senior management of the Borrower and its Subsidiaries, (ii) any and all shareholders agreement among any of the shareholders of the Borrower and its Subsidiaries, and (iii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Borrower and its Subsidiaries to any Person.

(j)            Note Purchase Agreement Documentation.  The parties thereto shall have executed and delivered the Note Purchase Agreement and the other Note Purchase Documents, all in form and substance satisfactory to the Administrative Agent.

(k)           Intercreditor Agreement.  The Administrative Agent shall have received from each party to the Intercreditor Agreement either (i) a counterpart of the Intercreditor Agreement signed on behalf of such party, or (ii) evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Intercreditor Agreement) that such party has signed a counterpart of the Intercreditor Agreement.

(l)            Necessary Governmental Authorizations and Consents.  The Borrower shall have obtained all permits, licenses, authorizations or consents from all Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and agreements listed on Schedule 4.14 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by this Agreement, and the continued operation of the business conducted by the Borrower and its Subsidiaries, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(m)          Compliance Certificate; Consolidated Total Leverage Ratio.  The Administrative Agent shall have received a Compliance Certificate of a Financial Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, certifying (i) as to the Credit Parties’ Effective Date compliance with the financial covenants set forth in Section 7.9, (ii) that the Consolidated Total Leverage Ratio does not exceed 4.3 to 1 and (iii) that the Consolidated Senior Leverage Ratio (on a pro forma basis after giving effect to the Holding Company Notes Refunding) does not exceed 2.5 to 1.

(n)           Borrowing Request.  The Administrative Agent shall have received a Borrowing Request in respect of the Borrowing to be made on the Effective Date.

(o)           Solvency Assurances.  The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower to the effect that, as of the Effective Date and after giving effect to the initial Loans hereunder and to the other Transactions:

(i)            the aggregate value of all properties of the Credit Parties at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties,

(ii)           the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted and

(iii)          the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable and accurately computed.

(p)           Financial Officer Certificate.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.3.

(q)           Certificate on Holding Company Notes Indenture.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying that the obligations of the Credit Parties with respect to the Loans and Letters of Credit are permitted to be incurred and secured by the assets of the Credit Parties as “Permitted Indebtedness” under the Holding Company Notes Indenture, and that the obligations of the Credit Parties with respect to the Term B2 Loans are permitted to be incurred and secured by the assets of the Credit Parties as “Refinancing Indebtedness” under the Holding Company Notes Indenture and demonstrating in reasonable detail the basis for such certification.

(r)            No Material Adverse Effect.  There shall have occurred no Material Adverse Effect (in the reasonable opinion of the Administrative Agent) since December 31, 2002 with respect to the Credit Parties.

(s)           Opinion of Counsel to Credit Parties.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kaplan, Strangis and Kaplan, P.A., counsel to the Credit Parties, substantially in the form of Exhibit H annexed hereto and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Required Senior Lenders shall request (and each Credit Party hereby requests such counsel to deliver such opinion).

(t)            Affiliate Subordination Agreement.  Each of the parties to the Affiliate Subordination Agreement shall have executed and delivered to the Administrative Agent, its counterpart of the Affiliate Subordination Agreement.

(u)           Fees and Expenses.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(v)           Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or Special Counsel shall have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans, and of the Issuing Lender to issue Letters of Credit, hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 12:00 p.m., Boston, Massachusetts time, on June 25, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

5.2           Refunding Borrowing Date.  The obligations of the Lenders to make Term B1 Loans hereunder on the Refunding Borrowing Date shall not become effective until the date on which (i) the conditions set forth in Section 5.1 have been satisfied (or waived) and (ii) each of the following conditions is satisfied (or waived in accordance with the Intercreditor Agreement):

(a)           Refunding Documentation.  The Administrative Agent shall have received copies of any and all Redemption Notices, officer’s certificates, purchase agreements, escrow agreements, payment instructions, and other documents or instruments executed by the Credit Parties or the Holding Company in connection with the proposed Holding Company Notes Refunding, and the same shall be in form and substance satisfactory to the Administrative Agent.

(b)           Financial Officer Certificate.  The Administrative Agent shall have received a certificate, dated the Refunding Borrowing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.3.

(c)           Solvency Assurances.  The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower to the effect that, as of the Refunding Borrowing Date and after giving effect to the Loans to be made hereunder on such date, and to the other Transactions:

(i)            the aggregate value of all properties of the Credit Parties at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties,

(ii)           the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted and

(iii)          the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable and accurately computed.

(d)           No Material Adverse Effect.  There shall have occurred no Material Adverse Effect (in the reasonable opinion of the Administrative Agent) since December 31, 2002 with respect to the Credit Parties.

(e)           Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or Special Counsel shall have reasonably requested.

5.3           Each Extension of Credit.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b)           No Defaults.  At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

ARTICLE VI

Affirmative Covenants

Until all of the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Lenders that:

6.1           Financial Statements and Other Information.  The Credit Parties will furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event no later than the earlier of (x) 90 days after the end of each fiscal year of the Credit Parties and (y) the date the Holding Company’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i)            consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for such fiscal year and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year,

(ii)           an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that said consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Credit Parties as at the end of, and for, such fiscal year in accordance with GAAP, and a statement of such accountants to the effect that, in making the examination necessary for their opinion, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Section 7.9, insofar as such Section relates to accounting matters,

(iii)          a certificate of a Financial Officer of the Borrower stating that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial condition and results of operations of the Credit Parties, in each case in accordance GAAP consistently applied, as at the end of, and for, such fiscal year, and

(iv)          to the extent that the Borrower is at such time subject to an obligation to file with the Securities and Exchange Commission the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules under the Exchange Act and otherwise in accordance with the requirements of the Sarbanes-Oxley Act and the Exchange Act, certifications of each of the chief executive officer and chief financial officer of the Borrower substantially similar in form and substance to such required certifications, including a certification that (A) said consolidated financial statements referred to in the preceding clause (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (B) such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Credit Parties on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied;

(b)           as soon as available but in any event no later than the earlier of (x) 45 days after the end of each of the first three fiscal quarters of the Credit Parties and (y) the date the Holding Company’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i)            consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in Credit Parties’ strategic plan for such period and for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year),

(ii)           a certificate of a Financial Officer of the Borrower, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Credit Parties and that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial condition and results of operations of the Credit Parties, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes), and

(iii)          to the extent that the Borrower is at such time subject to an obligation to file with the Securities and Exchange Commission the certifications required pursuant to the Sarbanes - Oxley Act and the applicable rules under the Exchange Act and otherwise in accordance with the requirements of the Sarbanes-Oxley Act and the Exchange Act, certifications of each of the chief executive officer and chief financial officer of the Borrower substantially similar in form and substance to such required certifications, including a certification that (A) said consolidated financial statements referred to in the preceding clause (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (B) such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available and in any event within 30 days after the end of each month, internally prepared financial statements consisting of consolidated and consolidating statements of income, and cash flows of the Credit Parties for such month and for the period from the beginning of the current fiscal year to the end of such month, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such month setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in Credit Parties’ strategic plan for such period;

(d)           concurrently with any delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate;

(e)           as soon as available, but in any event no later than 45 days after the end of each fiscal year of the Credit Parties, a Pricing Certificate;

(f)            concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g)           as soon as available and in any event within 30 days after the beginning of the fiscal year of the Borrower, consolidated and consolidating statements of forecasted income for the Credit Parties for each fiscal month in such fiscal year and a forecasted consolidated and consolidating balance sheets of the Credit Parties, together with supporting assumptions which were reasonable when made, as at the end of each fiscal month, all prepared in good faith in reasonable detail and consistent with the Borrower’s and the Borrower’s past practices in preparing projections and otherwise reasonably satisfactory in scope to the Administrative Agent;

(h)           promptly after the same become publicly available, copies of all registration statements, regular periodic and other reports and statements filed by the Holding Company or any Credit Party with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission or with any national securities exchange or market quotation system and copies of all press releases by the Holding Company or any Credit Party;

(i)            promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy or information statements so mailed;

(j)            promptly upon the Administrative Agent’s request, for each publication for which audits are regularly prepared by any Credit Party (i) audits of the magazine subscriptions for each of the publications of the Credit Parties as of December 31 and June 30 each year performed by either Audit Bureau of Circulations or Business Publications Audit of Circulation, Inc. and (ii) audits of the membership subscriptions for the Credit Parties as of December 31 and June 30 each year;

(k)           promptly upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent tapes, disks or other storage media containing the then-current subscription and membership lists and other data bases maintained by each of the Credit Parties, together with the technical specifications for how to read such information, all in form reasonably satisfactory to the Administrative Agent which may include the requirement that the Borrower request that each of its and its Subsidiaries’ fulfillment houses furnish such information regarding the Credit Parties’ subscription lists as are maintained by such fulfillment houses; provided, however, that the Administrative Agent shall not divulge such information to any Person prior to the occurrence of an Event of Default; provided, further however, that after the occurrence and during the continuation of an Event of Default, the Administrative Agent may use that information for any lawful purpose (including a sale of one or more data bases), provided that the Administrative Agent acts in a commercially reasonable fashion in making such use, but the Administrative Agent shall have no obligation to make any such use of such information unless directed to do so by the Required Senior Lenders;

(l)            promptly after delivery of the same to the Paying Agent, copies of all notices of redemption, payment instructions, officer’s certificates, and other similar documents delivered to the Paying Agent under the Holding Company Notes Indenture in connection with any redemption of Holding Company Notes; and

(m)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

6.2           Notices of Material Events.  The Credit Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties in an aggregate amount exceeding $100,000; and

(d)           the occurrence of any event of default or termination under any Sale-Leaseback Agreement between a Credit Party and AGRP Holding Corp. or any of its Subsidiaries;

(e)           the occurrence of any event of default or termination under any instrument, agreement or mortgage between AGRP Holding Corp. or any of its Subsidiaries and CIBC Inc. in connection with any loan secured by a mortgage on property leased or used by any Credit Party; and

(f)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3           Existence; Conduct of Business.  The Credit Parties will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. No Credit Party shall change its corporate, partnership or limited liability company form or jurisdiction of organization without the written consent of the Required Senior Lenders or the Administrative Agent on their behalf, which consent shall not be unreasonably withheld; provided that such consent shall be predicated upon such amendments to the Loan Documents as shall be necessary to reflect such change.  The foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.

6.4           Payment of Obligations.  Each of the Credit Parties will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5           Maintenance of Properties; Insurance.  The Credit Parties will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including media perils insurance.  Without limiting the generality of the foregoing, the Credit Parties will (i) maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent, or provide evidence acceptable to the Administrative Agent that such insurance is not available, (ii) maintain or cause to be maintained replacement value casualty insurance on the Collateral and media perils insurance under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Administrative Agent in its commercially reasonable judgment.  Each such policy of insurance shall (x) name the Administrative Agent for the benefit of the Lenders and the Noteholders as an additional insured thereunder as its interests may appear and (y) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent that names the Administrative Agent for the benefit of the Lenders and the Noteholders as the loss payee thereunder for any covered loss in an amount not less than $1,000,000 per occurrence, with “umbrella” coverage in an aggregate amount not less than

$25,000,000 and provides for at least 30 days prior written notice to the Administrative Agent of any modifications or cancellation of such policy.

6.6           Books and Records; Inspection Rights.  The Credit Parties will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Credit Parties will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Borrower, in consultation with the Administrative Agent, will arrange for a meeting to be held at least once every year with the Lenders hereunder at which the business and operations of the Credit Parties are discussed.

6.7           Fiscal Year.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 7 hereof, the Credit Parties (other than Camping World) will not change the last day of their fiscal year from December 31 of each year, or the last day of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively, except that Camping World may have a fiscal year which ends on the Sunday closest to December 31 of each calendar year and such fiscal year shall consist of four thirteen-week fiscal quarters.

6.8           Compliance with Laws.  The Credit Parties will comply with (i) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (ii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9           Use of Proceeds.  The proceeds of the Loans will be used only for (i) the refinancing of Indebtedness outstanding under the Existing Credit Agreement, (ii) a distribution to the Holding Company to permit the funding of the Holding Company Notes Refunding, (iii) the working capital needs of the Credit Parties, (iv) a distribution to the Holding Company on the Effective Date, in an amount not to exceed $13,700,000 in the aggregate, to fund a distribution to the shareholders of the Holding Company, (v) Acquisitions permitted hereunder, (vi) Capital Expenditures permitted hereunder, and (vii) expenses incurred in connection with the foregoing transactions and for general corporate purposes; provided that the proceeds of the Term B1 Borrowing made on the Refunding Borrowing Date will be used only to fund the Holding Company Notes Refunding.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

6.10         Certain Obligations Respecting Subsidiaries and Collateral Security.

(a)           Additional Subsidiaries.  In the event that any Credit Party shall form or acquire any new Subsidiary after the date hereof, such Credit Party  will, and will cause each of its Subsidiaries to, cause such new Subsidiary within five Business Days of such formation or acquisition:

(i)            to execute and deliver to the Administrative Agent the following documents: (1) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Guarantor” hereunder), (2) a counterpart to the Pledge Agreement, (3) a counterpart to the Security Agreement, (4) a counterpart to the Trademark Security Agreement and (5) Mortgages and such other instruments documents and agreements as may be required by the Administrative Agent; and

(ii)           to take such action (including delivering such shares of stock and such UCC financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens consistent with the provisions of the applicable Collateral Documents; and

(iii)          to deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Subsidiary pursuant to Section 5.1 upon the Effective Date or as the Administrative Agent shall have reasonably requested.

(b)           Ownership of Subsidiaries.  No Credit Party shall sell, transfer or otherwise dispose of any shares of stock in any Subsidiary owned by it, nor permit any Subsidiary to issue any shares of stock of any class whatsoever to any Person other than to a Credit Party.  The Credit Parties will take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by it in any Subsidiary on the Effective Date (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Credit Party.  In the event that any additional shares of stock shall be issued by any Credit Party, the respective holder of such shares of stock shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.

6.11         ERISA.  The Credit Parties will maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

6.12         Environmental Matters; Reporting.  The Credit Parties will observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole.  The Borrower will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Credit Party and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Credit Party which are material to the operations of such Credit Party, or (b) which will or threatens to impose a material liability on such Credit Party to any Person or which will require a material expenditure by such Credit Party to cure any alleged problem or violation.

6.13         Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

(a)           If any Credit Party acquires any Material Leasehold Property, the Borrower shall, or shall cause such Subsidiary to, use its best efforts (without requiring such Credit Party to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord’s out-of-pockets costs, including attorneys’ fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

(b)           From and after the Effective Date, in the event that (i) any Credit Party acquires any fee interest in real property having a fair market value in excess of $1,000,000 or any Material Leasehold Property, or the Administrative Agent determines in its sole discretion to place a Mortgage on any Real Property Asset having a fair market value in excess of $1,000,000 owned on the Effective Date by any Credit Party if a Mortgage was not placed on any such Real Property Asset as of the Effective Date, or (ii) at the time any Person becomes a Subsidiary, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbering of which requires the consent of any applicable lessor or (in the case of clause (ii) above) any then-existing senior lienholder, where the Credit Parties are unable to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a “Additional Mortgaged Property”), such Credit Party shall deliver to the Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property, the following:

(i)            Additional Mortgages.  A fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such Additional Mortgaged Property;

(ii)           Surveys.  With respect to each Additional Mortgaged Property, copies of all existing surveys, surveyors certificates and such additional surveys or surveyor certificates as the Administrative Agent may reasonably require;

(iii)          Recorded Leasehold Interests.  In the case of any Additional Mortgaged Property consisting of a Leasehold Property, copies of all leases between any Credit Party and any landlord or tenant;

(iv)          Landlord Consents and Estoppels.  In the case of any Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(v)           Matters Relating to Flood Hazard Properties.  (A) Evidence as to whether any Additional Mortgaged Property is a Flood Hazard Property and (B) if such Additional Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent, or evidence acceptable to the Administrative Agent that such insurance is not available;

(vi)          Title Insurance.  (A) If required by the Administrative Agent, ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Additional Mortgage Policies”) issued by the Title Company with respect to the Additional Mortgaged Property, in an amount satisfactory to the Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, each such Additional Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to any standard exceptions as may be reasonably acceptable to the Administrative Agent, which Additional Mortgage Policy (I) shall include all endorsements for matters reasonably requested by the Administrative Agent and (II) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; and (B) evidence satisfactory to the Administrative Agent that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

(vii)         Title Reports.  If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to the Administrative Agent;

(viii)        Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or in the title reports delivered pursuant to Section 6.13(b)(vii);

(ix)           Environmental Audit.  If required by the Administrative Agent, reports and other information in form, scope and substance satisfactory to the Administrative Agent and prepared by environmental consultants satisfactory to the Administrative Agent, concerning any environmental hazards or liabilities to which any Credit Party may be subject with respect to such Additional Mortgaged Property; and

(x)            Opinions of Counsel.  (1) An favorable opinion of counsel (which counsel shall be satisfactory to the Administrative Agent and Special Counsel), as to the due authorization, execution and delivery by such Credit Party of such Additional Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) if required by the Administrative Agent, an opinion of counsel (which counsel shall be satisfactory to the Administrative Agent and Special Counsel) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgages to be recorded in such state and such other matters (including without limitation any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The Credit Parties will permit an independent real estate appraiser satisfactory to the Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Administrative Agent in its sole discretion).

ARTICLE VII

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Parties covenant and agree with the Lenders that:

7.1           Indebtedness.  No Credit Party will create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder or under the Note Purchase Agreement;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 4.14 and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(c)           Indebtedness of any Credit Party to any other Credit Party;

(d)           Guarantees by any Credit Party of Indebtedness of any other Credit Party;

(e)           Indebtedness of any Credit Party (determined on a consolidated basis without duplication in accordance with GAAP) in an aggregate principal amount which does not exceed $20,000,000 at any one time outstanding; provided that up to $10,000,000 in an aggregate principal amount of such Indebtedness at any one time outstanding may be secured by Liens permitted under Section 7.2(i);

(f)            Holding Company Notes Borrower Refinancing Indebtedness; and

(g)           Indebtedness, the proceeds of which are used to prepay and refinance all or a portion of the Term Loans; provided that such Indebtedness:  (i) is unsecured Subordinated Indebtedness issued by the Borrower, (ii) has a weighted average life to maturity that is greater than the weighted average life to maturity of the Term Loans, and (iii) has a maturity date not earlier than six months after the Term B1 Loan Maturity Date.

7.2           Liens. No Credit Party will create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign, sell or transfer any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Collateral Documents;

(b)           any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 4.14,  provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of any Credit Party in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;

(e)           pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f)            deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or interfere with the ordinary conduct of the business of any Credit Party;

(h)           Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letters of credit drawings; and

(i)            Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by the proviso to Section 7.1(e) (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of any Credit Party.

7.3           Contingent Liabilities. No Credit Party will Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(b)           Guarantees of obligations of any Credit Party by any other Credit Party;

(c)           Guarantees in effect on the date hereof which are disclosed in Schedules 4.14 or 7.7, any replacements thereof in amounts not exceeding such Guarantees and any additions thereto, provided the additions thereto do not exceed $1,000,000 outstanding in the aggregate; and

(d)           obligations in respect of Letters of Credit.

7.4           Fundamental Changes.  Except for (a) the liquidation of Thunder Press into its parent company, Ehlert Publishing Group, Inc., and (b) the merger of Woodall Publications Corporation with and into TL Enterprises, Inc., each of which shall occur on or prior to the Effective Date, no Credit Party will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

No Credit Party will acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments permitted under Section 7.5 and Capital Expenditures permitted under Section 7.9(e).  No Credit Party will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property, including leasehold interests, no longer used or useful in its business, (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (z) Sale-Leaseback Transactions to the extent permitted by Section 7.14.

Notwithstanding the foregoing provisions of this Section 7.4:

(a)           any Subsidiary may be merged or consolidated with or into any other Subsidiary or into the Borrower; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(b)           any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Subsidiary that is a Wholly Owned Subsidiary of the Borrower;

(c)           the capital stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Borrower or any Subsidiary that is a Wholly Owned Subsidiary of the Borrower; and

(d)           any Credit Party may consummate any Acquisition with any other Person (whether by way of purchase of assets or stock, by merger or consolidation or otherwise), so long as:

(i)            the aggregate purchase price (including assumed liabilities and any non-cash consideration valued at the fair market value thereof determined in good faith by the Board of Directors of the Borrower) paid by the Credit Parties for Acquisitions in any fiscal year shall not, without the prior consent of the Required Senior Lenders, exceed $15,000,000;

(ii)           such Acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned by a Credit Party and, if effected by merger or consolidation involving a Credit Party, the Credit Party shall be the continuing or surviving entity;

(iii)          such Acquisition (if by purchase of stock) shall be effected in such manner so that the acquired entity becomes a Wholly Owned Subsidiary of a Credit Party;

(iv)          the type of business of the business acquired in such Acquisition shall be one of the types of business engaged in by the Credit Parties as of the Effective Date and such business shall be located in the United States or Canada;

(v)           after giving effect to such Acquisition the Credit Parties shall be in compliance with Section 7.9 and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer showing such calculations in reasonable detail to demonstrate such compliance; and

(vi)          immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred and be continuing.

7.5           Investments; Hedging Agreements.

(a)           No Credit Party will make or permit to remain outstanding any Investment, except:

(i)            Investments by any Credit Party in any other Credit Party, advances by any Credit Party to any other Credit Party in the ordinary course of business and capital contributions by any Credit Party to any other Credit Party;

(ii)           Permitted Investments;

(iii)          Deposit and operating accounts;

(iv)          Investments represented by accounts receivable created or acquired in the ordinary course of business;

(v)           Advances to employees in the ordinary course of business not exceeding $2,000,000 in the aggregate at any one time outstanding;

(vi)          Additional Investments in an aggregate amount not in excess of $4,000,000 at any one time outstanding; and

(vii)         Investments in addition to the foregoing made prior to the date hereof and set forth in Schedule 7.5 annexed hereto.

(b)           No Credit Party will enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

7.6           Restricted Junior Payments and Cash Flow Distributions.

(a)           No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that (i) so long as no Default shall have occurred or be continuing or shall be caused thereby the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the cash interest payments to the holders of the Holding Company Notes in accordance with, and only to the extent required by, the Holding Company Notes Indenture and, if the Holding Company Notes have been refinanced with Holding Company Notes Refinancing Indebtedness, in amounts equal to the cash interest payments to the holders of such Holding Company Notes Refinancing Indebtedness in accordance with, and only to the extent required by, the indenture or other document governing the Holding Company Notes Refinancing Indebtedness, (ii) so long as no Default shall have occurred or be continuing or shall be caused thereby the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the Permitted Tax Distributions, (iii) so long as no Default shall have occurred and be continuing or shall be caused thereby, the Borrower may declare and make a Restricted Junior Payment to the Holding Company to permit the Holding Company to consummate the Holding Company Notes Refunding with respect to not more than $30,000,000 in an aggregate principal amount of Holding Company Notes (plus any amounts payable with respect thereto for reasonable fees, expenses, premium and the amount of any accrued interest thereon), (iv) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make a Restricted Junior Payment to the Holding Company on the Effective Date in an amount not to exceed $13,700,000 to permit the Holding Company to fund a distribution to the shareholders of the Holding Company, (v) so long as no Default shall have occurred or be continuing or shall be caused thereby the Borrower may make Restricted Junior Payments to the Holding Company of any proceeds from Holding Company Notes Borrower Refinancing Indebtedness in excess of the Holding Company Notes Refinancing Payment, (vi) the Borrower may declare and make Restricted Junior Payments to the Holding Company to the extent permitted by Section 7.6(b), (vii) so long as no Default shall have occurred or be continuing or shall be caused thereby, if the Holding Company Notes have been refinanced with Holding Company Notes Borrower Refinancing Indebtedness, the Borrower may declare and make Restricted Junior Payments in amounts equal to the cash interest payments to the holders of such Holding Company Notes Borrower Refinancing Indebtedness in accordance with, and only to the extent required by, the indenture or other document governing such indebtedness, (viii) so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may distribute to the Holding Company, the capital stock of Camping World RV Sales, Inc., and (ix) so long as no Default shall have occurred or be continuing or shall be caused thereby, (A) the Borrower may distribute its ownership interest in those certain life insurance policies (Policy # 1993334V issued by Minnesota Life Insurance Company and Policy # 0012787 issued by Massachusetts Mutual Life Insurance Company), in each case, insuring the life of Stephen Adams; provided that upon such distribution the Borrower shall no longer have any obligation to pay any premium or other amounts payable in connection with such policy or (B) if the Borrower determines to surrender such policy to the issuer for the cash surrender benefit, the Borrower may distribute the cash surrender benefit of such policy to the Holding Company (net of any taxes, costs or other charges incurred by the Borrower in connection with such surrender); provided, however, that nothing herein shall be deemed to prohibit the making of any dividend or distribution by any Subsidiary to any other Credit Party.

(b)           During each fiscal year commencing with the fiscal year ending December 31, 2003 if (i) the Consolidated Total Leverage Ratio is less than 3.00 to 1.00, as of the end of a fiscal year assuming on a pro forma basis that the proposed Restricted Junior Payment referred to below was made during such fiscal year (as reported on the Compliance Certificate delivered with the financial statements required by Section 6.1(a) for such fiscal year and with respect to such pro forma calculation a similar certificate containing a reasonably detailed calculation of the Consolidated Total Leverage Ratio), (ii) no Default shall have occurred or be continuing or shall be caused by such proposed Restricted Junior Payment referred to below, and (iii) the Borrower shall have the ability to borrow not less than $20,000,000 in principal amount of

Revolving Credit Loans in addition to the Revolving Credit Exposure then outstanding, assuming the proposed Restricted Junior Payment referred to below has been made, then the Borrower shall be entitled to declare and make a Restricted Junior Payment in an amount not in excess of the lesser of (x) $10,000,000 or (y) the sum of (I) 25% of Excess Cash Flow for such fiscal year, plus (II) the undistributed portion, if any, of the Permitted Cash Flow Distributions from all prior fiscal years commencing with the fiscal year ending December 31, 2003.  Each such Restricted Junior Payment, if any, shall be made during the period (q) commencing on the date of the delivery by the Borrower of the financial statements for such fiscal year required to be delivered pursuant to Section 6.1(a), accompanied by a Compliance Certificate required to be delivered pursuant to Section 6.1(d) demonstrating compliance with this Section 7.6(b) and Sections 7.9 and 2.10(b)(iv) and (r) ending on the date which is 90 days thereafter; provided that such Restricted Junior Payment shall not be made prior to the making of mandatory prepayment in respect of Excess Cash Flow for such fiscal year as required by Section 2.10(b)(iv).

7.7           Transactions with Affiliates.  Except as expressly permitted by this Agreement, no Credit Party will, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)            any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party and receive reasonable compensation for his or her services in such capacity;

(ii)           the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7 annexed hereto;

(iii)          the Credit Parties may make payments to the KEYSOP Plan with respect to bonuses or payments under the Phantom Stock Agreements for key employees of the Credit Parties to the extent that such payments are permitted to be made pursuant to the other provisions of this Agreement;

(iv)          if the capital stock of Camping World RV Sales, Inc. is distributed as permitted by Section 7.6(a)(viii), then the Credit Parties may enter into cost allocation agreements with Camping World RV Sales, Inc. in order to provide for a reasonable allocation of shared overhead and costs, such agreement to be in form and substance satisfactory to the Administrative Agent; and

(v)           the Credit Parties may engage in arms-length transactions for fair market value with or for the benefit of Affiliates not in excess of $2,000,000 in any fiscal year in addition to payments and transactions referred to in clauses (i) through (iv) above.

7.8           Restrictive Agreements.  No Credit Party will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Note Purchase Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

7.9           Certain Financial Covenants.

(a)           Consolidated Fixed Charges Ratio.  The Credit Parties will not permit the Consolidated Fixed Charges Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	1.15 to 1.00

From October 1, 2004 through September 30, 2005	1.20 to 1.00

From October 1, 2005 through September 30, 2006	1.25 to 1.00

From October 1, 2006 through September 30, 2007	1.30 to 1.00

From October 1, 2007 and at all times thereafter	1.40 to 1.00

(b)           Consolidated Total Leverage Ratio.  The Credit Parties will not permit the Consolidated Total Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	4.75 to 1.00

From October 1, 2004 through September 30, 2005	4.50 to 1.00

From October 1, 2005 through September 30, 2006	4.25 to 1.00

From October 1, 2006 through September 30, 2007	4.00 to 1.00

From October 1, 2007 and at all times thereafter	3.75 to 1.00

(c)           Consolidated Senior Leverage Ratio.  The Credit Parties will not permit the Consolidated Senior Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	2.75 to 1.00

From October 1, 2004 through September 30, 2005	2.60 to 1.00

From October 1, 2005 through September 30, 2006	2.40 to 1.00

From October 1, 2006 through September 30, 2007	2.20 to 1.00

From October 1, 2007 and at all times thereafter	2.00 to 1.00

(d)           Consolidated Interest Coverage Ratio.  The Credit Parties will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter ending during the periods below to be less than the ratio set opposite such period below:

Period	Ratio
From the Effective Date through September 30, 2004	2.60 to 1.00

From October 1, 2004 through September 30, 2005	2.70 to 1.00

From October 1, 2005 through September 30, 2006	2.80 to 1.00

From October 1, 2006 through September 30, 2007	2.90 to 1.00

From October 1, 2007 and at all times thereafter	3.00 to 1.00

(e)           Capital Expenditures.  The Credit Parties will not permit:

(i)            the aggregate amount of Capital Expenditures (excluding Construction Capital Expenditures) to exceed $20,000,000 in any fiscal year commencing with the fiscal year ending December 31, 2003; provided that to the extent that actual Capital Expenditures (other than Construction Capital Expenditures) in any fiscal year shall be less than $20,000,000 in the aggregate, the lesser of (i) $10,000,000 and (ii) the excess of $20,000,000 over the actual Capital Expenditures (other than Construction Capital Expenditures) shall be available for Capital Expenditures (other than

Construction Capital Expenditures) in the next fiscal year but may not be carried over into any subsequent fiscal year; and

(ii)           the amount of Construction Capital Expenditures made since the Effective Date to exceed $10,000,000 in the aggregate; provided that the aggregate amount of Construction Capital Expenditures shall be deemed to be reduced by the aggregate amount of Net Cash Payments received by a Credit Party as a result of Related Retail Sale-Leaseback Transactions.

7.10         Lines of Business.  No Credit Party will engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Date, (ii) the rental and sale of recreational vehicles and (iii) such other lines of business as may be consented to by the Required Senior Lenders.

7.11         Management Compensation.  The aggregate amount of compensation (including salary, bonuses, and any and all other cash compensation) paid by any Credit Party in respect of any fiscal year to Stephen Adams or any of his Affiliates shall not exceed the aggregate amount of annual compensation required to be paid to him and them under the employment agreement dated as of the 1st day of August 1993, between the Borrower and Mr. Adams as in effect on the date hereof including any extension of the term thereof.

7.12         Subordinated Indebtedness.  No Credit Party will purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except for regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness.  No Credit Party will Guarantee any other Subordinated Indebtedness without the prior consent of the Required Senior Lenders.

7.13         Modifications of Certain Documents.  No Credit Party will consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Subordinated Indebtedness or any Sale-Leaseback Transaction, without the prior consent of the Required Senior Lenders.

7.14         Sale-Leaseback Transactions  No Credit Party will, directly or indirectly, enter into any Sale-Leaseback Transactions without the prior written consent of the Required Senior Lenders; provided that the Credit Parties may enter into Sale-Leaseback Transactions if the proceeds of such Sale-Leaseback Transactions would constitute Related Retail Sale-Leaseback Proceeds.

7.15         Real Property Leases.  No Credit Party will enter into or maintain any lease of (or other arrangement conveying the right to use) real property, as lessee, if immediately after giving effect thereto, (a) the aggregate maximum fixed rentals paid or payable by the Credit Parties under all such real property leases of the Credit Parties (excluding amounts paid or payable on account of maintenance, utilities, ordinary repairs, insurance, taxes, assessments and other similar charges, whether or not designated as rental or additional rental) for the succeeding period of four consecutive fiscal quarters minus (b) the amount of any payments scheduled to be received by the Credit Parties during such period from the sublease of leasehold interests would exceed $20,000,000.

ARTICLE VIII

Events of Default

8.1           Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Credit Parties shall fail to pay any principal of, or interest on, any Loan or any reimbursement obligation in respect of any LC Disbursement, or other amount payable under this Agreement or any fee payable under this Agreement or any other agreement to the Administrative Agent or the Lenders, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any representation or warranty made or deemed made by or on behalf any Credit Party in or in connection with this Agreement, any of the other Basic Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Basic Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(c)           the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Article VI with the exception of Sections 6.1 (g), (h) and (i) or in Article VII;

(d)           any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of the Required Senior Lenders) to the Borrower;

(e)           any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or Administrative Agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Holding Company or any Credit Party or its debts, or of a substantial part of its assets, under any

Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Holding Company or any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Parent, the Holding Company or any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Holding Company or any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Credit Party, the Parent or the Holding Company shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)            a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by a one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Senior Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a reasonable basis shall exist for the assertion against any Credit Party (or there shall have been asserted against any Credit Party) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by any Credit Party or any of its Subsidiaries or Affiliates, or any predecessor in interest of any Credit Party or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by any Credit Party or any of its Subsidiaries or Affiliates, which claims or liabilities (insofar as they are payable by any Credit Party or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other credit worthy Persons jointly and severally liable therefor), in the judgment of the Required Senior Lenders are reasonably likely to be determined adversely to any Credit Party or any of its Subsidiaries, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect;

(m)          any of the following events shall occur and be continuing:

(i)            the capital stock of the Parent owned directly or indirectly by Stephen Adams, his wife, his children, his grandchildren, trusts of which he, his wife, his children and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the trustee(s) shall (on a fully diluted basis after giving effect to the exercise of any outstanding rights or options to acquire capital stock of the Borrower) cease to constitute either (x) at least 51% of the aggregate equity capital of the Parent or (y) at least such percentage of the aggregate voting stock of the Parent as is sufficient at all times to elect a majority of the Board of Directors of the Parent;

(ii)           the Parent shall cease to own directly or indirectly all of the outstanding capital stock of the Holding Company;

(iii)          any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Stephen Adams and any of the other permitted holders referred to in clause (i) above shall (x) acquire or own, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate equity capital of the Parent or (y) acquire direct or indirect Control of the Parent;

(iv)          a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated; or

(v)           the Holding Company shall cease to own, directly or indirectly, at least 90% of the outstanding capital stock of the Borrower;

(n)           any of the following shall occur: (i) the Liens created by the Collateral Documents shall at any time (other than by reason of the Administrative Agent relinquishing such Lien) cease to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Collateral Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Collateral Document shall be contested by any Credit Party;

(o)           any Guarantor or the Holding Company shall assert that its obligations hereunder or under the Collateral Documents shall be invalid or unenforceable;

(p)           an “Event of Default” shall have occurred under the Holding Company Notes Indenture or any document or instrument governing any refinancing in respect of the Holding Company Notes; or

(q)           an “Event of Default” shall have occurred under the Note Purchase Agreement;

then, and in every such event (other than an event with respect to the Credit Parties described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Senior Lenders shall, by notice to the Credit Parties, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (iii) the Administrative Agent may exercise all of the rights as secured party and mortgagee under the Collateral Documents; and in case of any event with respect to the Credit Parties described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Administrative Agent shall be permitted to exercise such rights as secured party and mortgagee under the Collateral Documents to the extent permitted by applicable law.

8.2           Receivership.  Without limiting the generality of the foregoing or limiting in any way the rights of the Administrative Agent or the Lenders under the Collateral Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Loan shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Administrative Agent shall have provided to the Credit Parties not less than ten (10) days prior written notice of its intention to apply for a receiver, the Administrative Agent shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Administrative Agent to enforce the Lenders’ and Administrative Agent’s rights and remedies hereunder and under the Collateral Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Collateral Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  THE CREDIT PARTIES HEREBY IRREVOCABLY CONSENT TO AND WAIVE ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS PROVIDED ABOVE.  THE CREDIT PARTIES (I) GRANT SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGE THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS’ AND ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE COLLATERAL DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO THE BORROWER; AND (III) AGREE TO ENTER INTO ANY AND ALL STIPULATIONS IN

ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE ADMINISTRATIVE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.  THE LENDERS AND THE ADMINISTRATIVE AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 8.2 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE CREDIT PARTIES’ RIGHT TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME PRIOR TO THE APPOINTMENT OF A RECEIVER.

ARTICLE IX

The Agent

9.1           Appointment and Authorization.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Fleet as its Administrative Agent and CIBC as its Syndication Agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

9.2           Agents’ Rights as Lenders.  Each of Fleet and CIBC shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though neither Fleet nor CIBC were the Administrative Agent or the Syndication Agent, respectively, and Fleet, CIBC and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate of any thereof as if it were not an Agent hereunder.

9.3           Duties As Expressly Stated.  The Agents shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Agents are required to exercise in writing by the Required Senior Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Fleet or any of its Affiliates in any capacity.  Each of the Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Senior Lenders or, if provided herein, with the consent or at the request of the Required Revolving Credit or the Required Term Loan Lenders, or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not, except to the extent expressly instructed by the Required Senior Lenders with respect to collateral security under the Collateral Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law.

9.4           Reliance By Agents.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Action Through Sub-Agents.  The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-Administrative Agents appointed by the Administrative Agent in good faith.  The Administrative Agent and any such sub-Administrative Agent may perform any and all its duties and exercise its rights and powers through its Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.6           Resignation of Agent and Appointment of Successor Agent.  Subject to the appointment and acceptance of a successor Agent, as provided in this paragraph, the Administrative Agent or the Syndication Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower.  Upon any such resignation, the Required Senior Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent.  If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent, which shall be a bank with an office in Boston, Massachusetts or New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as an Agent, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and

Section 10.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

9.7           Lenders’ Independent Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.  Except as explicitly provided herein, none of the Administrative Agent, the Syndication Agent nor the Issuing Lender has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

9.8           Documentation Agent.  The Documentation Agent shall not have any duties or obligations under this Agreement and the other Loan Documents, express or implied.  The Documentation Agent shall incur no personal liability by reason of being named the Documentation Agent hereunder.

9.9           Indemnification. Each Lender agrees to indemnify and hold harmless each Agent and the Issuing Lender (to the extent not reimbursed under Section 10.3, but without limiting the obligations of the Credit Parties under Section 10.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans and LC Exposure held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and LC Exposure held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Agent or Issuing Lender (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by such Agent or Issuing Lender under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Borrower is obligated to pay under Section 10.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified.  The agreements set forth in this Section 9.9 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

9.10         Consents Under Other Loan Documents.  Except as otherwise provided in this Agreement and the other Loan Documents, the Agents may, with the prior consent of the Required Senior Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

ARTICLE X

Miscellaneous

10.1         Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to any Credit Party, to 64 Inverness Drive East, Englewood, Colorado 80112 Attention of Mark J. Boggess (Telecopy No. (303) 792-7322);

(b)           if to the Administrative Agent, to Fleet National Bank, 100 Federal Street, Mail Stop MA DE 10011B, Boston, Massachusetts 02110, Attention of Peter van der Horst (Telecopy No. (617) 434-6471), with a copy to Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention of George Ticknor (Telecopy No. 617-227-4420); and

(c)           if to any Lender (including to Fleet in its capacity as the Issuing Lender), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.2         Waivers; Amendments.  No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by the Intercreditor Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(d)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to the terms of Section 7 of the Intercreditor Agreement.

(e)           None of the Collateral Documents nor any provision thereof may be waived, amended or modified except pursuant to the terms of Section 7 of the Intercreditor Agreement.

10.3         Expenses; Indemnity: Damage Waiver.

(a)           The Credit Parties jointly and severally agree to pay, or reimburse the Administrative Agent or Lenders for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for such Administrative Agent, Syndication Agent, Co-Lead Arrangers, the Issuing Lender or the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iv) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Collateral Document or any other document referred to therein.

(b)           The Credit Parties jointly and severally agree to indemnify the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers, the Issuing Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds there from (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of their subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of their subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (are determined by a court of competent jurisdiction by final and nonappealable judgment to have) resulted from the gross negligence or willful misconduct of such Indemnitee.

The Credit Parties agree that, without the prior written consent of the Administrative Agent and the Required Senior Lenders, which consent shall not be unreasonably withheld, no Credit Party will settle, compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification is reasonably likely to be sought under the indemnification provisions of this Section 10.3 (whether or not any Indemnitee is an actual or potential party to such proceeding), unless such settlement, compromise or consent includes an unconditional written release of each Indemnitee from all liability arising out of such proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and does not involve any payment of money or other value by any Indemnitee or performance of any obligation by an Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(c)           To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 10.3, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Issuing Lender under paragraph (a) or (b) of this Section 10.3, each Revolving Credit Lender severally agrees to pay to the Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Lender in its capacity as such.

(d)           To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Lenders may assign their interests hereunder as follows:

(i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower and the Administrative Agent, provided that (x) no such consent shall be required for an assignment of a Revolving Credit Commitment, Revolving Credit Loan or LC Exposure by a Revolving Credit Lender to an assignee that was a Revolving Credit Lender prior to the completion of such assignment, (y) no such consent shall be required for an assignment of Term B1 Loans by any Lender to any other Lender that was a Lender prior to the completion of such assignment, an Affiliate of such a Lender or an Approved Fund, and (z) no such consent of the Borrower shall be required for an assignment to any assignee, if an Event of Default has occurred and is continuing.

(ii)           Assignments by Lenders shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that for such purposes, the amount of outstanding Loans and unused Commitments shall be determined without regard to any Swing Loans then outstanding; and provided further that no consent of the Borrower shall be required under this clause (A) if an Event of Default has occurred and is continuing,

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligation in respect of one Class of Commitments or Loans; provided however that no Lender shall be entitled to assign Term B1 Loan Commitments and Term B1 Loans in different proportions than its Term B2 Loans and vice versa and the percentage of Term B1 Loans held by each Term B1 Loan Lender shall all times equal the percentage of Term B2 Loans held by such Lender; provided further that Fleet and CIBC may assign Term B2 Loans on or about the Effective Date without a proportional assignment of the Term B1 Loans and Term B1 Loan Commitments but only if such assignee and Fleet or CIBC, as the case may be, agree in writing to consummate an assignment of Term B1 Loans after the Holding Company Notes Refunding in such amount as shall be necessary to cause the percentage of Term B1 Loans held by such assignee to equal the percentage of Term B2 Loans held by such assignee immediately after such assignment,

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to acceptance and recording pursuant to paragraph (iv) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15,  2.16 and 10.3).  Notwithstanding anything therein to the contrary, no Approved Fund shall be entitled to receive any greater amount pursuant to Sections 2.14, 2.15 and 2.16 than the transferor Lender would have been entitled to receive in respect of the assignment effected by such transferor Lender had no assignment occurred.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts or New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the identity of the Swing Loan Lender and the amount of the Swing Loan Sublimit and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 10.4 and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           The Lenders may sell participations in their interests hereunder as follows:

(i)            Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the Intercreditor Agreement, that affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)           Anything in this Section 10.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

(f)            A Lender may furnish any information concerning any Credit Party or Subsidiary or Affiliate in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 10.13.  In addition, the Administrative Agent may furnish any information concerning any Credit Party or any of its Subsidiaries or Affiliates in the Administrative Agent’s possession to any Affiliate of the Administrative Agent, subject, however, to the provisions of Section 10.13.  The Credit Parties shall assist any Lender in effectuating any assignment or participation pursuant to this Section 10.4 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

10.5         Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

10.6         Counterparts; Integration; References to Agreement; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and Special Counsel constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Whenever there is a reference in any Collateral Document or UCC Financing Statement to the “Credit Agreement” to which the Administrative Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto, including the Documentation Agent and the Syndication Agent.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.

10.9         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts court (or, to the extent permitted by law, in such Federal court).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12       Successor Facility.  This Agreement is intended to supersede the Existing Credit Agreement and to constitute the “Senior Credit Facility” under and for all purposes of the Holding Company Notes Indenture.

10.13       Confidentiality.  Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.13), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission (including the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 10.13, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent.

10.14       Continued Effectiveness; No Novation.  Notwithstanding anything contained herein, the terms of this Agreement and the Note Purchase Agreement are not intended to and do not serve to effect a novation of the obligations, liabilities or indebtedness of the Credit Parties under the Existing Credit Agreement.  Instead, it is the express intention of the parties hereto and to the Note Purchase Agreement to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Existing Credit Agreement that is evidenced by the notes provided for therein and secured by the collateral contemplated thereby and hereby.  The Credit Parties acknowledge and confirm that the liens and security interests granted pursuant to the Loan Documents secure the obligations, liabilities and indebtedness of the Credit Parties to the Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term “Secured Obligations” used in certain of the Loan Documents (or any other term used herein to describe or refer to the obligations, liabilities and indebtedness of the Credit Parties) describes and refers to the Credit Parties’ obligations, liabilities and indebtedness hereunder and under the Existing Credit Agreement, as amended and restated by the Note Purchase Agreement and hereby, as the same may be further amended, modified, supplemented or restated from time to time.  The Loan Documents and all agreements, documents and instruments executed and delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

AFFINITY GROUP, INC.

By:	/s/ Mark J. Boggess
	Name:	Mark J. Boggess
	Title:	Vice President

GUARANTORS

AFFINITY ADVERTISING, LP

By:	VBI, INC., Its General Partner

By:	/s/Mark J. Boggess
	Name:	Mark J. Boggess
	Title:	Vice President

(Signature Page to Second Amended and Restated Credit Agreement)

AFFINITY BROKERAGE, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
CAMP COAST TO COAST, INC.
CAMPING REALTY, INC.
CAMPING WORLD, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
COAST MARKETING GROUP, INC.
CWI, INC.
CW MICHIGAN, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD HOLDING CORPORATION
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.
THUNDER PRESS
TL ENTERPRISES, INC.
VBI, INC.
WOODALL PUBLICATIONS CORPORATION

By:	/s/ Mark J. Boggess
Name:	Mark J. Boggess
Title:	Vice President

(Signature Page to Second Amended and Restated Credit Agreement)

SIGNATURE PAGES OF AGENTS AND LENDERS

ADMINISTRATIVE AGENT

FLEET NATIONAL BANK, as Administrative Agent

By:	/s/ Peter van der Horst
Name: Peter van der Horst
Title: Director

LENDER

FLEET NATIONAL BANK

By:	/s/ Peter van der Horst
Name: Peter van der Horst
Title: Director

(Signature Page to Second Amended and Restated Credit Agreement)

SIGNATURE PAGES OF AGENTS AND LENDERS

SYNDICATION AGENT

CANADIAN IMPERIAL BANK OF COMMERCE, as Syndication Agent

By:	/s/ Carter Harned
Name: Carter Harned
Title: Executive Director

LENDER

CIBC INC.

By:	/s/ Carter Harned
Name: Carter Harned
Title: Executive Director

(Signature Page to Second Amended and Restated Credit Agreement)

SIGNATURE PAGES OF AGENTS AND LENDERS

DOCUMENTATION AGENT

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent

By:	/s/ Nitin Sharma
Name: Nitin Sharma
Title: Vice President

LENDER

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Nitin Sharma
Name: Nitin Sharma
Title: Vice President

(Signature Page to Second Amended and Restated Credit Agreement)

SIGNATURE PAGES OF AGENTS AND LENDERS

LENDER

THE PROVIDENT BANK

By:	/s/ Alan R. Henning
Name: Alan R. Henning
Title: Vice President

(Signature Page to Second Amended and Restated Credit Agreement)